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Exhibit 99.1

$5,500,000,000

CREDIT AGREEMENT

among

KERR-MCGEE CORPORATION,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent,

and

THE ROYAL BANK OF SCOTLAND PLC,
ABN AMRO BANK N.V.,
BANK OF AMERICA, N.A.,
CALYON NEW YORK BRANCH
and
CITICORP NORTH AMERICA, INC.,

as Documentation Agents

Dated as of May 18, 2005

J.P. MORGAN SECURITIES INC.	LEHMAN BROTHERS INC.

Co-Lead Arrangers and Joint Bookrunners

4.12	Labor Matters	41
4.13	ERISA	41
4.14	Investment Company Act; Other Regulations	41
4.15	Subsidiaries	41
4.16	Use of Proceeds	41
4.17	Environmental Matters	42
4.18	Accuracy of Information, etc.	42
4.19	Security Documents	43
4.20	Solvency	43
4.21	Regulation H	43
4.22	Certain Documents	44
4.23	Swap Agreements	44
SECTION 5. CONDITIONS PRECEDENT		44
5.1	Conditions to Initial Extension of Credit	44
5.2	Conditions to Each Extension of Credit	46
SECTION 6. AFFIRMATIVE COVENANTS		46
6.1	Financial Statements	46
6.2	Certificates; Other Information	47
6.3	Payment of Obligations	48
6.4	Maintenance of Existence; Compliance	48
6.5	Maintenance of Property; Insurance	48
6.6	Inspection of Property; Books and Records; Discussions	49
6.7	Notices	49
6.8	Environmental Laws	50
6.9	Mortgages, etc.	50
6.10	Additional Collateral, etc	51
6.11	Further Assurances	54
6.12	Reserve Reports; PV Calculation	54
6.13	Operation and Maintenance of Properties	55
6.14	Swap Agreements	56
SECTION 7. NEGATIVE COVENANTS		57
7.1	Financial Condition Covenants	57
7.2	Indebtedness	57
7.3	Liens	60
7.4	Fundamental Changes	62
7.5	Disposition of Property	63
7.6	Restricted Payments	64
7.7	Capital Expenditures	64
7.8	Investments	65
7.9	Optional Payments and Modifications of Certain Debt Instruments	66
7.10	Transactions with Affiliates	66
7.11	Sales and Leasebacks	66
7.12	Swap Agreements	67
7.13	Changes in Fiscal Periods	67
7.14	Negative Pledge Clauses	67
7.15	Clauses Restricting Subsidiary Distributions	68
7.16	Lines of Business	68
7.17	Designation of Restricted Subsidiaries	68
SECTION 8. EVENTS OF DEFAULT		68

SECTION 9. THE AGENTS		71
9.1	Appointment	71
9.2	Delegation of Duties	72
9.3	Exculpatory Provisions	72
9.4	Reliance by Agents	72
9.5	Notice of Default	72
9.6	Non-Reliance on Agents, Arrangers and Other Lenders	73
9.7	Indemnification	73
9.8	Agent in Its Individual Capacity	73
9.9	Successor Administrative Agent	74
9.10	Documentation Agents, Syndication Agent, Collateral Agent and Arrangers	74
SECTION 10. MISCELLANEOUS		74
10.1	Amendments and Waivers	74
10.2	Notices	76
10.3	No Waiver; Cumulative Remedies	76
10.4	Survival of Representations and Warranties	77
10.5	Payment of Expenses and Taxes	77
10.6	Successors and Assigns; Participations and Assignments	78
10.7	Adjustments; Set-off	80
10.8	Counterparts	80
10.9	Severability	81
10.10	Integration	81
10.11	GOVERNING LAW	81
10.12	Submission To Jurisdiction; Waivers	81
10.13	Acknowledgements	81
10.14	Releases of Guarantees and Liens	82
10.15	Confidentiality	82
10.16	WAIVERS OF JURY TRIAL	82
10.17	Delivery of Addenda	82
10.18	USA Patriot Act Notice	82
10.19	Disposition of Proceeds	83
10.20	Credit-Supported Swap Agreements	83
10.21	Permitted Transactions	83

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Letters of Credit
1.1D	Specified E&P Assets
4.1(b)	Material Obligations
4.4	Consents, Authorizations, Filings and Notices
4.8	Ownership of Property
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.23	Swap Agreements
7.2(d)	Existing Indebtedness
7.3(i)	Existing Liens
7.5(j)	Specified E&P Assets Sold for Less than 75% Cash Consideration
7.8(g)	Existing Investments
10.21	Chemicals IPO and Spin-Off

EXHIBITS:

A	Form of Guarantee and Collateral and Collateral Trust Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Covington & Burling
F-2	Form of Legal Opinion of Gregory F. Pilcher, Esq.
G	Form of Exemption Certificate
H	Form of Addendum

        CREDIT AGREEMENT (this "Agreement"), dated as of May 18, 2005, among KERR-MCGEE CORPORATION, a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and THE ROYAL BANK OF SCOTLAND PLC, ABN AMRO BANK N.V., BANK OF AMERICA, N.A., CALYON NEW YORK BRANCH and CITICORP NORTH AMERICA, INC., as documentation agents.

        The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1    Defined Terms.    As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

        "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

        "ADA Funding": ADA Funding, Ltd., a Cayman Islands corporation that was formed as a special purpose entity for purposes of securitizing receivables of the Chemicals Group.

        "Addendum": an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.

        "Adjustment Date": as defined in the Pricing Grid.

        "Administrative Agent": JPMorgan Chase Bank, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

        "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract, voting power or otherwise.

        "Agents": the collective reference to the Syndication Agent, the Documentation Agents, the Collateral Agent and the Administrative Agent.

        "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

        "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

        "Agreement": as defined in the preamble hereto.

        "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.25%	2.25%
Tranche X Term Loans	1.25%	2.25%
Tranche B Term Loans	1.50%	2.50%;

provided that (a) on and after the date that is nine months after the Closing Date (the "Nine-Month Anniversary Date"), the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid, (b) if the Tranche X Payoff Date occurs before the Nine-Month Anniversary Date, then during the period commencing on the Tranche X Payoff Date and ending on the day immediately preceding the Nine-Month Anniversary Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be (i) 2.00% per annum, in the case of Eurodollar Loans, and (ii) 1.00%, in the case of ABR Loans, and (c) on and after the Tranche X Payoff Date, the Applicable Margin with respect to Tranche B Term Loans will be determined pursuant to the Pricing Grid.

        "Application": an application, in such Issuing Lender's standard form (or such other form as may from time to time be agreed between such Issuing Lender and the Borrower), requesting such Issuing Lender to open a Letter of Credit.

        "Approved Counterparty": (a) any Lender or any affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entering into the Swap Agreement is A-/A3 by S&P or Moody's (or their equivalent) or higher.

        "Approved Fund": as defined in Section 10.6(b).

        "Approved Petroleum Engineers": (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Technical Agents.

        "Arrangers": the collective reference to J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers and joint bookrunners.

        "Asset Coverage Ratio": as of any day, the ratio of (a) the sum of (i) PV on such day plus (ii) Chemical Asset Value on such day to (b) Consolidated Total Funded Debt on such day.

        "Asset Sale": any Disposition of property or series of related Dispositions of property pursuant to clause (g), (h), (i), (j), (k), (l) or (m) of Section 7.5 (including any Disposition, or issuance, of the Capital Stock of any Subsidiary of the Borrower).

        "Assignee": as defined in Section 10.6(b).

        "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit E.

        "Available Amount": at any time, an amount equal to (a) the sum of (i) 50% of Excess Cash Flow for each fiscal year of the Borrower ending after December 31, 2004 and on or prior to such time, as reflected on the audited annual financial statements delivered pursuant to Section 6.1(a) (but subject, in the case of the Borrower's fiscal year ending on December 31, 2005, to the first proviso at the end of the definition of Excess Cash Flow) plus (ii) 50% of the Net Cash Proceeds received by the Borrower from the issuance of its Capital Stock after the Closing Date and on or prior to such time minus (b) the sum of (i) the aggregate amount of Investments made on or prior to such date pursuant to Section 7.8(n) in excess of $100,000,000, (ii) the aggregate amount of Investments made on or prior to such date pursuant to Section 7.8(p) in excess of $100,000,000 and (iii) the aggregate amount of such

Excess Cash Flow used to make the Minimum Chemicals Prepayment; provided that, solely for the purpose of determining the amount of the Available Amount included in the Minimum Chemicals Prepayment, (x) Excess Cash Flow shall be calculated for each fiscal year of the Borrower ending after December 31, 2004 (without regard to the first proviso at the end of the definition of Excess Cash Flow) and, with respect to the fiscal year in which the spin-off of the Chemicals Business described in Schedule 10.21 occurs, for the portion of such fiscal year ending on the last day of the most recently completed fiscal month of the Borrower prior to such spin-off, so long as the Borrower delivers to the Administrative Agent a certificate of the Borrower's chief financial officer, in form and substance reasonably satisfactory to the Administrative Agent, as to the calculation of such Excess Cash Flow amount and containing all information necessary for such calculation and (y) Excess Cash Flow shall be calculated without giving effect to clause (b)(vii) of the definition thereof.

        "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

        "Benefitted Lender": as defined in Section 10.7(a).

        "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Borrower": as defined in the preamble hereto.

        "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

        "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

        "Capital Expenditures": for any period, with respect to any Person, the sum of (without duplication): (a) the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to, or maintenance of, equipment (including replacements, capitalized repairs and improvements during such period), or for or related to the extraction or production of Hydrocarbons, that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries and (b) all amounts that were or should have been expensed as exploration and development costs under the successful efforts accounting method under GAAP on a consolidated income statement of such Person and its Subsidiaries.

        "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

        "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than one year, with respect to securities of the type set forth in clause (a) of this definition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AA by S&P or Aa by Moody's and (iii) have portfolio assets of at least $1,000,000,000; or (i) in the case of any Foreign Subsidiary, investments of the type and maturity described in clauses (a) through (h) above in obligors organized under the laws of a jurisdiction other than the United States.

        "Chemical Asset Value": at any date, an amount equal to the lesser of (a) $1,300,000,000 minus the fair market value, on a pre-tax basis, of the assets of any Group Member that are used in the Chemicals Business that have been Disposed of since the Closing Date and (b) the fair market value, on a pre-tax basis, of the assets of the Borrower and its Subsidiaries that are used in the Chemicals Business, provided that, with respect to each non-Wholly Owned Subsidiary of the Borrower, there shall be excluded from clause (b) an amount equal to (i) the fair market value of the assets of such Subsidiary that are used in the Chemicals Business multiplied by (ii) the percentage of such Subsidiary that is not owned by any Group Member. For the avoidance of doubt, from and after the consummation of the Chemicals IPO, the Chemical Asset Value shall be deemed to be $0.

        "Chemicals Business": the business of producing and marketing inorganic industrial chemicals (including titanium dioxide pigment), lithium-metal-polymer batteries and heavy minerals conducted by the Chemicals Group.

        "Chemicals Group": the collective reference to Kerr-McGee Chemical Worldwide, any newly-formed holding company for the Chemicals Business, KM (Luxembourg) Holdings S.a.r.l., Kerr-McGee B.V. (Netherlands), Kerr-McGee Finance (Curacao) N.V. (Netherlands Antilles) and KM Denmark International A.p.S. (Denmark) and their respective Subsidiaries.

        "Chemicals IPO": the initial public offering of the Chemicals Business substantially in accordance with the description thereof set forth on Schedule 10.21.

        "Chemicals IPO and Spin-Off": as defined in Section 10.21.

        "Closing Date": the date on which the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied.

        "Code": the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

        "Collateral Agent": JPMorgan Chase Bank, in its capacity as collateral agent under the Security Documents.

        "Commitment": as to any Lender, the sum of the Tranche X Term Commitment, the Tranche B Term Commitment and the Revolving Commitment of such Lender.

        "Commitment Fee Rate": 1/2 of 1% per annum; provided that, on and after the date that is nine months after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

        "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

        "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

        "Confidential Information Memorandum": the Confidential Information Memorandum dated April 2005 and furnished to certain Lenders.

        "Consolidated EBITDAX": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and depletion expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) exploration expense, (f) accretion expense, (g) any non-cash losses or negative adjustments under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives, (h) any losses attributable to write-downs of assets, including write-downs under Statements of Financial Accounting Standards 19 and 144 (and any statements replacing, modifying or superseding such statements), (i) any extraordinary non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) and (j) any other non-cash losses, and minus, (a) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) the amount of cash payments made during such period with respect to items that were taken into account under clause (i) or (j) above in computing Consolidated EBITDAX in any prior period, (iii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iv) income tax credits (to the extent not netted from income tax expense), (v) any non-cash gains or positive adjustments under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives, (vi) any gains attributable to write-ups of assets, including write-ups under Statements of Financial Accounting Standards 19 and 144 (and any statements replacing, modifying or superseding such statements) and (vii) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDAX (and not giving effect to clause (a) of the definition of Consolidated Net Income) for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the

Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDAX for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDAX (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDAX (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $100,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000.

        "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDAX for such period to (b) Consolidated Interest Expense for such period.

        "Consolidated Interest Expense": for any period, the sum of (a) total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, calculated in accordance with GAAP, (b) capitalized interest expense of the Borrower and its Subsidiaries for such period and (c) total dividend payments made by the Borrower or any of its Subsidiaries to any Person during such period in respect of Disqualified Stock.

        "Consolidated Leverage Ratio": as of any day, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDAX for the most recent period of four fiscal quarters for which financial statements are available.

        "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

        "Consolidated Total Funded Debt": at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated Total Funded Debt as at the last day of any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Consolidated Leverage Ratio or the Asset Coverage Ratio, if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition (as defined in the definition of Consolidated EBITDAX), the Consolidated Total Funded Debt as at such last day shall be calculated after giving pro forma effect to any repayment or prepayment of Indebtedness required to be made in an amount equal to the Net Cash Proceeds of such Disposition.

        "Continuing Directors": the directors of the Borrower on the Closing Date, after giving effect to the Transaction and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Credit-Supported Swap Agreement": any Specified Swap Agreement that is secured by a Lien on any property of any Group Member (other than pursuant to the Security Documents), whether pursuant to (a) a credit support annex, (b) any other credit support document, (c) any other requirement, agreement or covenant of any Group Member to post collateral or margin to secure obligations thereunder or to cover market exposures, or (d) otherwise.

        "Default": any event which constitutes an Event of Default or which upon the giving of notice, the lapse of time, or both would, unless cured or waived, become an Event of Default.

        "Disposition": with respect to any property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including by means of a lease). The terms "Dispose" and "Disposed of" shall have correlative meanings.

        "Disqualified Stock": any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a change in control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the latest final maturity of the Loans, except to the extent that such Capital Stock is redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

        "Documentation Agents": The Royal Bank of Scotland PLC, ABN Amro Bank N.V., Bank of America, N.A., Calyon New York Branch and Citicorp North America, Inc., as documentation agents hereunder, together with any of their respective successors.

        "Dollars" and "$": dollars in lawful currency of the United States.

        "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

        "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment or employee health and safety, as has been, is now, or may at any time hereafter be in effect.

        "Environmental Liability": any liability, contingent or otherwise (including any liability for damages, costs or environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to or required under any applicable Environmental Law.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

        "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits of $5,000,000 at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

        "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

        "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100 of 1%):

Eurodollar Base Rate 1.00—Eurocurrency Reserve Requirements

        "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

        "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the amount of "net cash provided by operating activities", determined on a consolidated basis in accordance with GAAP and as such amount is set forth opposite such caption in the Borrower's consolidated statement of cash flows for such fiscal year (the "Cash Flow Statement") minus (b) the sum, without duplication, of (i) the aggregate amount paid in cash by the Borrower and its Subsidiaries during such fiscal year on account of capital expenditures, as set forth opposite such caption on the Cash Flow Statement, (ii) the aggregate amount paid in cash by the Borrower and its Subsidiaries during such fiscal year on account of dry hole costs, as set forth opposite such caption on the Cash Flow Statement, (iii) the aggregate amount paid in cash (net of cash acquired) by the Borrower and its Subsidiaries during such fiscal year on account of acquisitions, as set forth opposite the caption "acquisitions, net of cash acquired" on the Cash Flow Statement, (iv) the aggregate amount paid in cash by the Borrower and its Subsidiaries during such fiscal year on account of purchases of long-term investments, as set forth opposite such caption on the Cash Flow Statement, (v) the aggregate amount of cash dividends paid during such fiscal year by any Group Member to any Person that is not a Group Member, as set forth opposite the caption "dividends paid" on the Cash Flow Statement, (vi) the aggregate amount paid in cash by the Borrower and its Subsidiaries during such fiscal year on account of the settlement of Westport derivatives, as set forth opposite such caption on the Cash Flow Statement, (vii) the aggregate amount of all mandatory prepayments of Term Loans during such fiscal year made pursuant to Section 2.11(c) with the Net Cash Proceeds of Asset Sales, (viii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year (other than any optional prepayment of the Term Loans made during such fiscal year on account of the Minimum Chemicals Prepayment with a portion of Excess Cash Flow that is not required to be applied to prepay Term Loans pursuant to Section 2.11(d)) and (ix) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder); provided, however, that, with respect to the Borrower's fiscal year ending on December 31, 2005, (x) "Excess Cash Flow" shall be calculated for the period commencing on the day following the end of the fiscal quarter ending immediately after the Closing Date and ending on December 31, 2005 and (y) each of the foregoing references to such "such fiscal year" shall be deemed to refer to such period; provided further that "Excess Cash Flow" shall not include any proceeds from the Incurrence of Indebtedness by any Group Member or the issuance by the Borrower of its Capital Stock.

        "Excess Cash Flow Application Date": as defined in Section 2.11(d).

        "Excluded Taxes": with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, Issuing Lender or Participant, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Non-U.S. Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new lending office (or, in the case of a Participant, at the time it purchases its participation), except to the extent that such Non-U.S. Lender (or its assignor or seller of its participation interest, if any,) was entitled, at the time of designation of a new lending office (or assignment or participation), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.19(a), or (ii) is attributable to such Non-U.S. Lender's failure to comply with Section 2.19(e) or (f).

        "Existing Indentures": the collective reference to (a) the Indenture, dated as of November 1, 1981, between Kerr-McGee Worldwide and The Bank of New York (as successor to United States Trust Company of New York), as trustee, (b) the Indenture, dated as of August 1, 1982, between Kerr-McGee Worldwide and Citibank, N.A., as trustee, (c) the Indenture, dated as of September 15, 1988, between Kerr-McGee Worldwide (which assumed such indenture from Kerr-McGee Operating Corporation (formerly Kerr-McGee Corporation), which assumed such indenture from Oryx Energy Company (previously Sun Exploration and Production Company)) and The Bank of New York (previously Irving Trust Company), as trustee, and (d) the Indenture, dated as of August 1, 2001, between the Borrower and Citibank, N.A., as trustee, together with all instruments and other agreements entered into by any Group Member in connection therewith, as such indentures, instruments and other agreements may have been amended, supplemented or otherwise modified from time to time prior to the date of this Agreement and as they may be further amended, supplemented or otherwise modified in compliance with Section 7.9.

        "Existing Issuing Lenders": the issuing lenders identified in Schedule 1.1C as the issuers of the Existing Letters of Credit.

        "Existing Letters of Credit": the letters of credit described in Schedule 1.1C.

        "Facility": each of (a) the Tranche X Term Commitments and the Tranche X Term Loans made thereunder (the "Tranche X Term Facility"), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Facility") and (c) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

        "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

        "Fee Payment Date": (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

        "Flood Zone": as defined in Section 4.21.

        "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

        "Funded Debt": as to any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money (including, in the case of the Borrower, the Loans), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person as an account party or applicant in respect of financial or standby letters of credit or similar financing arrangements supporting obligations, in each case, in respect of Indebtedness or margin calls, (d) all Capital Lease Obligations of such Person, (e) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (d) above, (f) all obligations of such Person to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than arrangements (e.g. gas balancing arrangements) in the ordinary course of business, (g) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that the amount of such Indebtedness of any Person described in this clause (h) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith.

        "Funding Office": the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

        "GAAP": generally accepted accounting principles in the United States as in effect from time to time. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, if the Borrower notifies the Administrative Agent that the Borrower wishes to or the Administrative Agent notifies the Borrower that the Required Lenders wish to, amend any financial covenants, standards or terms in this Agreement to eliminate the effect of such Accounting Change, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the

Required Lenders (or the Borrower or the Required Lenders, as the case may be, shall have withdrawn their request for an amendment), all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

        "Group Members": the collective reference to the Borrower and its Subsidiaries.

        "Guarantee and Collateral Agreement": the Guarantee and Collateral and Collateral Trust Agreement to be executed and delivered by the Borrower, each Guarantor and the Collateral Agent, substantially in the form of Exhibit A.

        "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

        "Guarantors": each Subsidiary of the Borrower (other than (a) any Foreign Subsidiary, (b) any Subsidiary, if it is part of the Chemicals Group, at the time that it ceases to be a Wholly-Owned Subsidiary as a result of the transactions described on Schedule 10.21, (c) K-M Insurance and (d) Kerr-McGee Foundation).

        "Hydrocarbon Interests": all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

        "Hydrocarbons": oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

        "Immaterial Subsidiary": at any date, any Foreign Subsidiary that, together with its Subsidiaries, represents (a) less than 1% of the consolidated total assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter of the Borrower and (b) less than 1% of the consolidated total revenues of the Borrower and its Subsidiaries for the four fiscal quarters of the Borrower most recently ended, in each case as determined on a consolidated basis in conformity with GAAP consistently applied.

        "Incur": incur, create, issue, assume, become liable in respect of or suffer to exist. The terms "Incurred" and "Incurrence" shall have correlative meanings.

        "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses Incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), provided that the amount of such Indebtedness of any Person described in this clause (d) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers' acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of such Person to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than arrangements (e.g. gas balancing arrangements) in the ordinary course of business, (j) all matured obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person, (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, (l) all obligations of the kind referred to in clauses (a) through (k) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and on which obligations such Person has recourse only to such property, provided that the amount of such Indebtedness of any Person described in this clause (l) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith, and (m) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements (it being understood that obligations of such Person in respect of Swap Agreements shall otherwise not be considered Indebtedness for purposes of this Agreement). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

        "Indemnified Taxes": all Taxes other than Excluded Taxes and Other Taxes.

        "Initial Reserve Report": the (a) Reserve Valuation and Hedging Schedule which were contained in the Private Lenders Supplement, (b) Field Reserves Summary and (c) Area Breakout, all of which information was posted by the Administrative Agent to the Borrower's Intralinks site created by the Administrative Agent in April, 2005 in connection with the syndication of the Facilities.

        "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

        "Insolvent": pertaining to a condition of Insolvency.

        "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

        "Interest Payment Date": (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

        "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders under the relevant Facility, one, two or three weeks or nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders under the relevant Facility, one, two or three weeks or nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii)   the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (with respect to the Revolving Facility) or beyond the date final payment is due on the Tranche X Term Loans (with respect to the Tranche X Term Facility) or the Tranche B Term Loans (with respect to the Tranche B Term Facility); and

          (iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

        "Interim Determination": as defined in Section 6.12(d).

        "Investments": as defined in Section 7.8.

        "Issuing Lenders": the collective reference to the Existing Issuing Lenders, JPMorgan Chase Bank (or any affiliate thereof), in its capacity as issuer of any Letter of Credit, and any other Revolving Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such

Revolving Lender and the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld or delayed).

        "JPMorgan Chase Bank": JPMorgan Chase Bank, N.A., together with any of its successors.

        "Kerr-McGee Chemical Worldwide": Kerr-McGee Chemical Worldwide LLC, a Delaware limited liability company and a Wholly Owned Subsidiary Guarantor.

        "Kerr-McGee Foundation": Kerr-McGee Foundation Corporation, an Oklahoma not-for-profit corporation formed for the purpose of making charitable contributions.

        "Kerr-McGee Worldwide": Kerr-McGee Worldwide Corporation, a Delaware corporation and a Wholly Owned Subsidiary Guarantor.

        "K-M Insurance": K-M Insurance Company, an Oklahoma corporation that is a captive insurance company.

        "L/C Commitment": $300,000,000.

        "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

        "L/C Participants": the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.

        "Lenders": as defined in the preamble hereto. "Lenders" shall in any event include, as the context may permit, the Issuing Lenders and the Swingline Lenders.

        "Letters of Credit": as defined in Section 3.1(a).

        "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest (including the interest of a seller, vendor or lessor under any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing and production payments payable out of Oil and Gas Properties).

        "Loan": any loan made by any Lender pursuant to this Agreement.

        "Loan Documents": this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

        "Loan Parties": each Group Member that is a party to a Loan Document.

        "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

        "Material Adverse Effect": a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the validity of this Agreement and the other Loan Documents or (c) the enforceability of the material rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents.

        "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, and any other substance that is regulated pursuant to or could give rise to liability under any Environmental Law.

        "Minimum Chemicals Prepayment": as defined in Section 10.21(b).

        "Moody's": Moody's Investors Service, Inc.

        "Mortgaged Properties": the real properties and the Oil and Gas Properties (whether or not located on or under any such real properties) as to which the Collateral Agent for the benefit of the Secured Parties shall, to the extent required by Section 6.9 or 6.10, be granted a Lien pursuant to the Mortgages or other Security Documents.

        "Mortgages": each of (a) the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded) and (b) any other Security Document pursuant to which a Lien is granted on any Oil and Gas Property that is a Mortgaged Property by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties.

        "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys' fees, notarial fees, accountants' fees, investment banking fees, appraisal fees, survey costs, title insurance premiums, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other fees and expenses actually Incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any Incurrence of Indebtedness, the cash proceeds received from such issuance or Incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other fees and expenses actually Incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

        "Non-U.S. Lender": as defined in Section 2.19(e).

        "Notes": the collective reference to any promissory note evidencing Loans.

        "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter Incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto).

        "Oil and Gas Properties": (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which could reasonably be expected to affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, transportation, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all properties, rights, titles, interests and estates described or referred to above, and all right, title and interest of any Loan Party in, to or under any of the same, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

        "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes or similar charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "Overseas Group": the collective reference to Kerr-McGee Denmark Overseas, A.p.S. and its Subsidiaries.

        "Participant": as defined in Section 10.6(c).

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

        "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Plan": at a particular time, any "employee benefit plan" as defined in Section 3(3) of ERISA which is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) sponsored, maintained or contributed to by the Borrower or a Commonly Controlled Entity.

        "Pricing Grid": the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Revolving Loans and Swingline Loans that are Eurodollar Loans	Applicable Margin for Revolving Loans and Swingline Loans that are ABR Loans	Applicable Margin for Tranche B Term Loans that are Eurodollar Loans	Applicable Margin for Tranche B Term Loans that are ABR Loans	Commitment Fee Rate
Greater than or equal to 2.75 to 1.00	2.25%	1.25%	2.50%	1.50%	0.500%
Greater than or equal to 2.25 to 1.00 and less than 2.75 to 1.00	1.75%	0.75%	2.50%	1.50%	0.375%
Greater than or equal to 2.00 to 1.00 and less than 2.25 to 1.00	1.25%	0.25%	2.50%	1.50%	0.250%
Less than 2.00 to 1.00	1.25%	0.25%	2.25%	1.25%	0.250%

        For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") that is one Business Day after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is one Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

        "Pro Forma Balance Sheet": as defined in Section 4.1(a).

        "Projections": as defined in Section 6.2(c).

        "Proved Reserves": collectively, "proved oil and gas reserves", "proved developed producing oil and gas reserves", "proved developed non-producing oil and gas reserves" (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and "proved undeveloped oil and gas reserves", as such terms are defined by the SEC in its relevant standards and guidelines.

        "PV": the present value of future cash flows from Proved Reserves, as calculated in the then most recent Reserve Report delivered pursuant to Section 6.12 from time to time, utilizing the arithmetical average of the Technical Agents' customary discount rate and price deck as of such date of determination (as adjusted for basis differentials and for the Borrower's Swap Agreements then in effect), provided that (a) in calculating the PV, a minimum of 65% of the PV value will be required to be contributed by proved developed producing reserves and (b) until the delivery of the first Reserve Report after the Closing Date pursuant to Section 6.12(a), the PV will be deemed to be $11,175,000,000. If, during any period between the delivery of Reserve Reports (or, in the case of the first Reserve Report, during the period between the Closing Date and the delivery of such first Reserve Report), the aggregate fair market value, in the reasonable opinion of the Borrower, of Oil and Gas Properties Disposed of in any Asset Sales or purchased shall exceed $100,000,000, then the PV for such period shall be reduced or increased, as the case may be, by an amount equal to the value assigned such Oil and Gas Properties in the most recent calculation of the PV for such period (of if no value was assigned, by an amount agreed to by the Borrower and the Technical Agents).

        "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

        "Refunded Swingline Loans": as defined in Section 2.7.

        "Register": as defined in Section 10.6(b).

        "Regulation U": Regulation U of the Board as in effect from time to time.

        "Reimbursement Obligation": the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

        "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(c) as a result of the delivery of a Reinvestment Notice.

        "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

        "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair Useful Assets.

        "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair Useful Assets.

        "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair Useful Assets with all or any portion of the relevant Reinvestment Deferred Amount.

        "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

        "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

        "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

        "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Reserve Report": the Initial Reserve Report, and any other report in form and substance comparable to the Initial Reserve Report and otherwise reasonably satisfactory to the Technical Agents, setting forth, as of each January 1st, the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, all in accordance with the relevant guidelines published by the SEC and such reasonable assumptions as the Technical Agents shall provide.

        "Responsible Officer": the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

        "Restricted Payments": as defined in Section 7.6.

        "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $1,250,000,000.

        "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

        "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

        "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

        "Revolving Loans": as defined in Section 2.4(a).

        "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

        "Revolving Termination Date": May [    ], 2010.

        "S&P": Standard & Poor's Ratings Services.

        "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

        "Secured Parties": as to any Security Document, the applicable Secured Parties, as defined and referred to therein.

        "Securities Act": the Securities Act of 1933, as amended.

        "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent, for the benefit of the Secured Parties, granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

        "Senior Unsecured Debt Documents": as defined in Section 7.2(o).

        "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

        "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

        "Specified Change of Control": a "Change of Control" (or any other defined term having a similar purpose) as defined in any of the Existing Indentures, any Senior Unsecured Debt Documents or any Subordinated Debt Documents.

        "Specified E&P Assets": those assets of the Borrower and its Subsidiaries listed on Schedule 1.1D.

        "Specified Swap Agreement": any Swap Agreement entered into by any Group Member and any Lender or affiliate thereof in respect of interest rates, currency exchange rates or commodity prices.

        "Subordinated Debt Documents": as defined in Section 7.2(p).

        "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower but, from and after the consummation of the Chemicals IPO, shall not include Unrestricted Subsidiaries (except for purposes of (a) the definition of "Unrestricted Subsidiary", (b) Section 2.11, insofar as such Section requires a mandatory prepayment with the Net Cash Proceeds of the issuance and sale of Capital Stock, and the Incurrence of Indebtedness, in connection with the Chemicals IPO and Spin-Off, and (c) Sections 8 and 10.21).

        "Subsidiary Grantor": each Subsidiary of the Borrower that is a Grantor under, and as defined in, the Guarantee and Collateral Agreement.

        "Supermajority Lenders": at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

        "Swap Agreement": any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

        "Swingline Commitment": as to any Swingline Lender, the obligation of such Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading "Swingline Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Swingline Commitments is $100,000,000.

        "Swingline Lenders": the collective reference to JPMorgan Chase Bank and Lehman Commercial Paper Inc. (or any affiliate of either thereof), in their capacity as lenders of Swingline Loans, and any other Revolving Lender from time to time designated by the Borrower as a Swingline Lender with the consent of such Revolving Lender and the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld or delayed).

        "Swingline Loans": as defined in Section 2.6.

        "Swingline Participation Amount": as defined in Section 2.7.

        "Syndication Agent": Lehman Commercial Paper Inc., as the syndication agent hereunder, together with any of its successors.

        "Tax" or "Taxes": any income, stamp or other tax or similar impost, duty, charge, deduction or withholding imposed, levied or assessed by any Governmental Authority responsible for the imposition of such tax or charge.

        "Technical Agents": JPMorgan Chase Bank, Royal Bank of Scotland and any other Lender from time to time designated by the Borrower as a Technical Agent with the consent of the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld or delayed).

        "Term Lenders": the collective reference to the Tranche X Term Lenders and the Tranche B Term Lenders.

        "Term Loans": the collective reference to the Tranche X Term Loans and the Tranche B Term Loans.

        "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

        "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

        "Total Swingline Commitments": at any time, the aggregate amount of the Swingline Commitments then in effect.

        "Tranche B Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth opposite the caption "Tranche B Term Commitment" on such Lender's Addendum. The original aggregate amount of the Tranche B Term Commitments is $2,250,000,000.

        "Tranche B Term Lender": each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

        "Tranche B Term Loan": as defined in Section 2.1.

        "Tranche B Term Percentage": as to any Tranche B Lender at any time, the percentage which such Lender's Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments

(or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

        "Tranche X Maturity Date": May [    ], 2007.

        "Tranche X Payoff Date": the date on which the aggregate principal amount of all Tranche X Term Loans, together with accrued and unpaid interest thereon, shall have been paid in full in cash.

        "Tranche X Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche X Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading "Tranche X Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche X Term Commitments is $2,000,000,000.

        "Tranche X Term Lender": each Lender that has a Tranche X Term Commitment or that holds a Tranche X Term Loan.

        "Tranche X Term Loan": as defined in Section 2.1.

        "Tranche X Term Percentage": as to any Tranche X Term Lender at any time, the percentage which such Lender's Tranche X Term Commitment then constitutes of the aggregate Tranche X Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche X Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche X Term Loans then outstanding).

        "Transaction": collectively, the tender offer of up to approximately $4,000,000,000 made by the Borrower in respect of a portion of its outstanding common stock (including the associated preferred stock purchase rights), the replacement of the Borrower's existing $1,500,000,000 revolving credit facility and the financing thereof.

        "Transaction Documentation": collectively, the Offer to Purchase, dated April 18, 2005, made by the Borrower in respect of up to 43,500,000 shares of its outstanding common stock (including the associated preferred stock purchase rights) and all schedules, exhibits and annexes thereto.

        "Transferee": any Assignee or Participant.

        "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

        "United States": the United States of America.

        "Unrestricted Subsidiary": from and after the consummation of the Chemicals IPO, any Person in the Chemicals Group, provided, that (a) at no time shall any creditor of any such Person have any claim (whether pursuant to a Guarantee Obligation, by operation of law or otherwise) against the Borrower or any of its other Subsidiaries (other than another Unrestricted Subsidiary) in respect of any Indebtedness or other obligation of any such Person; (b) neither the Borrower nor any of its Subsidiaries (other than another Unrestricted Subsidiary) shall become a general partner or, in the case of any limited liability company, member of any such Person; (c) no such Person shall own any Capital Stock of, or own or hold any Lien on any property of, the Borrower or any of its Subsidiaries (other than another Unrestricted Subsidiary); and (d) no Investments may be made in any such Person by the Borrower or any of its Subsidiaries (other than another Unrestricted Subsidiary), except to the extent such Investment is permitted under Section 7.8(o) or 7.8(p). It is understood and agreed that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower, except to the extent permitted by clause (b) of the definition of Consolidated Net Income.

        "Useful Assets": assets useful in the business of the Borrower and its Subsidiaries.

        "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

        "Wholly Owned Subsidiary Guarantor": any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

        1.2    Other Definitional Provisions.    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

        (b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (v) references to any law, treaty, rule or regulation of any Governmental Authority shall, unless otherwise specified, be deemed to refer to such law, treaty, rule or regulation as amended from time to time.

        (c)   The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

        2.1    Term Commitments.    Subject to the terms and conditions hereof, (a) each Tranche X Term Lender severally agrees to make a term loan (a "Tranche X Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche X Term Commitment of such Lender and (b) each Tranche B Term Lender severally agrees to make a term loan (a "Tranche B Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

        2.2    Procedure for Term Loan Borrowing.    The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the Closing Date, in the case of Eurodollar Loans, or (b) on the anticipated Closing Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

        2.3    Repayment of Term Loans.    (a) The Borrower shall repay all outstanding Tranche X Term Loans on the Tranche X Maturity Date.

        (b)   The Tranche B Term Loan of each Tranche B Lender shall mature in 24 consecutive quarterly installments, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2005	$5,625,000
December 31, 2005	$5,625,000
March 31, 2006	$5,625,000
June 30, 2006	$5,625,000
September 30, 2006	$5,625,000
December 31, 2006	$5,625,000
March 31, 2007	$5,625,000
June 30, 2007	$5,625,000
September 30, 2007	$5,625,000
December 31, 2007	$5,625,000
March 31, 2008	$5,625,000
June 30, 2008	$5,625,000
September 30, 2008	$5,625,000
December 31, 2008	$5,625,000
March 31, 2009	$5,625,000
June 30, 2009	$5,625,000
September 30, 2009	$5,625,000
December 31, 2009	$5,625,000
March 31, 2010	$5,625,000
June 30, 2010	$5,625,000
September 30, 2010	$534,375,000
December 31, 2010	$534,375,000
March 31, 2011	$534,375,000
May [ ], 2011	$534,375,000	;

provided that the final principal installment of the Tranche B Term Loans shall be in an amount equal to the aggregate principal amount of Tranche B Term Loans outstanding on May [    ], 2011.

        2.4    Revolving Commitments.    (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

        (b)   The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

        2.5    Procedure for Revolving Loan Borrowing.    The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) prior to 10:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $10,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that any Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

        2.6    Swingline Commitment.    (a) Subject to the terms and conditions hereof, each Swingline Lender severally agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans ("Swingline Loans") to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans made by such Swingline Lender outstanding at any time shall not exceed the Swingline Commitment of such Lender then in effect, (ii) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Total Swingline Commitments then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lenders' other outstanding Revolving Loans, may exceed the Total Swingline Commitments then in effect) and (iii) the Borrower shall not request, and no Swingline Lender shall make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

        (b)   The Borrower shall repay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Lender on the Revolving Termination Date; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

        2.7    Procedure for Swingline Borrowing; Refunding of Swingline Loans.    (a) Whenever the Borrower desires that a Swingline Lender make Swingline Loans it shall give such Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by such Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitments shall be in an amount equal to $1,000,000 or a whole multiple thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the applicable Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by such Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

        (b)   Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs each Swingline Lender to act on its behalf), on one Business Day's notice given by such Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans made by such Swingline Lender (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay such Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the applicable Swingline Lender for application by such Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes each Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to pay the amount of such Refunded Swingline Loans when due and payable by the Borrower pursuant to Section 2.6(b) to the extent amounts received from the Revolving Lenders have not been sufficient to repay in full such Refunded Swingline Loans.

        (c)   If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by any Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to each Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans made by such Swingline Lender then outstanding that were to have been repaid with such Revolving Loans.

        (d)   Whenever, at any time after any Swingline Lender has received from any Revolving Lender such Revolving Lender's Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans made by such Swingline Lender, such Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans made by such Swingline Lender then due); provided, however, that in the event that such payment received by any Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

        (e)   Each Revolving Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against any Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        2.8    Commitment Fees, etc.    (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

        (b)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

        2.9    Termination or Reduction of Revolving Commitments.    The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

        2.10    Optional Prepayments.    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on such day, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that, if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Amounts to be applied in connection with optional prepayments of Term Loans shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). Notwithstanding anything in Section 2.9 or 2.10 to the contrary, a notice of prepayment or termination or reduction of Revolving Commitments may state that such notice is conditioned upon effectiveness of other financing, in which case such notice may be revoked by notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied.

        2.11    Mandatory Prepayments.    (a) If any Capital Stock (other than Disqualified Stock) shall be issued by the Borrower to any Person (other than any current or former employee, director or consultant of any Group Member), an amount equal to 50% of the Net Cash Proceeds of such issuance shall be applied not later than five Business Days after the date of such issuance toward the prepayment of the Term Loans as set forth in Section 2.11(e); provided that the foregoing percentage shall be reduced to 0% on the Tranche X Payoff Date.

        (b)   If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2, other than paragraphs (o), (p) and (q) thereof), an amount equal to 100% of the Net Cash Proceeds of such incurrence shall be applied not later than five Business Days after the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(e).

        (c)   If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied not later than five Business Days after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.11(e); provided that, notwithstanding the foregoing, (i) no such prepayment shall be required by this paragraph (c) in respect of any Asset Sale or Recovery Event that generates Net Cash Proceeds of less than or equal to $25,000,000, (ii) no Reinvestment Notice may be delivered in respect of the Net Cash Proceeds of any of the assets described in Sections 7.5(i) and (j) to the extent necessary to prepay in full the aggregate principal amount of all Tranche X Term Loans, together with accrued and unpaid interest thereon, and (iii) not later than five Business Days after each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(e).

        (d)   If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to 50% of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.11(e); provided that if the Tranche X Payoff Date shall have occurred, the foregoing percentage shall be reduced to (i) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than 1.00 to 1.00 and (ii) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.00 to 1.00. Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five Business Days after the earlier of (A) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (B) the date such financial statements are actually delivered.

        (e)   Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

        2.12    Conversion and Continuation Options.    (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        (b)   Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in

Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        2.13    Limitations on Eurodollar Tranches.    Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 20 Eurodollar Tranches shall be outstanding at any one time.

        2.14    Interest Rates and Payment Dates.    (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

        (b)   Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

        (c)   (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

        (d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

        2.15    Computation of Interest and Fees.    (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365-(or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

        2.16    Inability to Determine Interest Rate.    If prior to the first day of any Interest Period:

          (a)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b)   the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

        2.17    Pro Rata Treatment and Payments.    (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche X Term Percentages, Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

        (b)   Each prepayment by the Borrower on account of principal of and interest on the Term Loans shall be made, first, to the outstanding Tranche X Term Loans and, second, to the outstanding Tranche B Term Loans, in each case pro rata according to the respective outstanding principal amounts of such Term Loans then held by the applicable Term Lenders. The amount of each principal prepayment of Tranche B Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans pro rata based upon the respective then remaining principal amounts thereof. Each repayment of the outstanding Tranche X Term Loans or the outstanding Tranche B Term Loans shall be applied pro rata according to the respective outstanding principal amounts of such Term Loans then held by the applicable Term Lenders. Amounts prepaid or repaid on account of the Term Loans may not be reborrowed.

        (c)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

        (d)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

        (e)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

        (f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

        2.18    Requirements of Law.    (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

          (ii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable; provided that this Section 2.18 shall not apply to Taxes, which are covered by Section 2.19. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

        (b)   If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis for such reduction.

        (c)   A certificate as to any additional amounts payable pursuant to this Section, showing in reasonable detail the calculation thereof, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts Incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.19    Taxes.    (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes. If any such Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, then (i) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Indemnified Taxes and Other Taxes) an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, penalties and reasonable expenses that may become payable by the Administrative Agent or any Lender as a result of any such failure.

        (d)   The Borrower shall indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any taxes, penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent, on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.

        (e)   Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or successor forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        (f)    A Lender (or Participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent) (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Participant) is legally entitled to complete, execute and deliver such documentation and in such Lender's (or Participant's) judgment such completion, execution or submission would not materially prejudice the legal position of such Lender (or Participant).

        (g)   Each Lender agrees to indemnify and hold the Administrative Agent harmless from any United States taxes, penalties, interest and other expenses, costs and losses Incurred or payable by the Administrative Agent as a result of such Lender's failure to submit any form or certification as required under paragraph (e) or (f) of this Section 2.19 or as a result of the Administrative Agent's reliance on any such form or certificate that is required to be provided under paragraph (e) or (f) of this Section 2.19.

        (h)   If the Administrative Agent or any Lender (or Participant) determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or Participant) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender (or Participant), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or Participant) in the event the Administrative Agent or such Lender (or Participant) is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender (or Participant) to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        (i)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.20    Indemnity.    The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or Incur as a consequence of (a) failure of the Borrower to make a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) failure of the Borrower to make any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section, showing in reasonable detail the calculation thereof, submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.21    Change of Lending Office.    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18, 2.19(a) or 2.19(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18, 2.19(a) or 2.19(d).

        2.22    Replacement of Lenders.    The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18, 2.19(a) or 2.19(d), (b) defaults in its obligation to make Loans hereunder (a "Non-Funding Lender"), (c) becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, (d) becomes a "Non-Consenting Lender" (as defined below) or (e) provides (or an affiliate of which provides) any Credit-Supported Swap Agreement to any Group Member, with a replacement financial institution; provided that:

          (i)    such replacement does not conflict with any Requirement of Law,

          (ii)   no Event of Default shall have occurred and be continuing at the time of such replacement,

          (iii)  in the event of a replacement of a Lender to which the Borrower is obligated to pay additional amounts pursuant to Section 2.18, 2.19(a) or 2.19(d), prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18, 2.19(a) or 2.19(d),

          (iv)  in the event of a replacement of a Non-Consenting Lender, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 180 days after the date the Non-Consenting Lender shall have notified the Borrower and the Administrative Agent of its failure to agree to any requested consent, waiver or amendment,

          (v)   in the event of a replacement of a Lender that provides (or an affiliate of which provides) a Credit-Supported Swap Agreement, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 180 days after the date such Lender shall have notified the Borrower and the Administrative Agent of its (or its affiliate's) failure to agree to any amendment to such Swap Agreement described in Section 6.14,

          (vi)  the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement,

          (vii) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,

          (viii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent,

          (ix)  the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein),

          (x)   until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18, 2.19(a) or 2.19(d), as the case may be, and

          (xi)  any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

In the event that (A) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (B) the consent, waiver or amendment in question requires the agreement of all Lenders or the Supermajority Lenders in accordance with the terms of Section 10.1 or all the Lenders with respect to a certain class of the Loans and (C) Required Lenders or more than 50% of the class of such Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Non-Consenting Lender". The Borrower's right to replace a Non-Funding Lender pursuant to this Section 2.22 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Non-Funding Lender under this Agreement, at law, in equity, or by statute.

SECTION 3. LETTERS OF CREDIT

        3.1    L/C Commitment.    (a) Prior to the Closing Date, the Existing Issuing Lenders have issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1(a), together with the Existing Letters of Credit, collectively, the "Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations in respect of Letters of Credit issued by such Issuing Lender would exceed the L/C Commitment of such Issuing Lender, (ii) the L/C Obligations would exceed the aggregate amount of L/C Commitments then in effect or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) except as otherwise specified in Schedule 1.1C with respect to certain Existing Letters of Credit, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

        (b)   No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

        3.2    Procedure for Issuance of Letter of Credit.    The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

        3.3    Fees and Other Charges.    (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by it, payable quarterly in arrears on each Fee Payment Date after the issuance date.

        (b)   In addition to the foregoing fees, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

        3.4    L/C Participations.    (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in each Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        (b)   If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by such Issuing Lender is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section in respect of Letters of Credit issued by such Issuing Lender shall be conclusive in the absence of manifest error.

        (c)   Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

        3.5    Reimbursement Obligation of the Borrower.    If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender that issued such Letter of Credit for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on the Business

Day immediately following the Business Day that the Borrower receives such notice of such payment by such Issuing Lender. Each such payment shall be made to the applicable Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

        3.6    Obligations Absolute.    The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

        3.7    Letter of Credit Payments.    If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender that issued it shall promptly (and in any event within one Business Day) notify the Borrower of the date and amount thereof. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

        3.8    Applications.    To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

        4.1    Financial Condition.    (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2005 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been made available to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared in accordance with Regulation S-X under the Securities Act, is consistent in all material respects with the forecasts included in the Confidential Information Memorandum and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

        (b)   The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2004 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2005, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and to the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of the unaudited financial statements, subject to normal year-end audit adjustments and to the absence of footnotes). No Group Member has any Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case which is material, and required by GAAP to be, but that is not reflected in the most recent audited financial statements referred to in this paragraph or listed on Schedule 4.1(b). During the period from December 31, 2004 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

        4.2    No Change.    Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

        4.3    Existence; Compliance with Law.    Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (c) and (d), to the extent that the failure to so qualify or to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        4.4    Power; Authorization; Enforceable Obligations.    Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or material authorization of, material filing with, material notice to or other material act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) filings in respect of Liens created pursuant to the Security Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        4.5    No Legal Bar.    The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents).

        4.6    Litigation.    No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, in each case that could reasonably be expected to be materially adverse to the Agents or the Lenders, or (b) that could reasonably be expected to have a Material Adverse Effect.

        4.7    No Default.    No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        4.8    Ownership of Property; Liens.    (a) Except as disclosed in Schedule 4.8, each of the Borrower and its Subsidiaries has good title to its material Oil and Gas Properties evaluated in the most recently delivered Reserve Report, title in fee simple to (or a valid leasehold interest in) all its other material real properties, and good title to (or a valid leasehold in) all its material personal properties, in each case, free and clear of all Liens (provided that Liens permitted by Section 7.3 may exist, but subject to the proviso at the end of such Section). After giving full effect to the Liens permitted by Section 7.3, the Borrower or the Subsidiary specified as the owner owns the material net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report.

        (b)   All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default, on the part of the Borrower or any of its Subsidiaries, under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

        (c)   The rights and properties presently owned, leased or licensed by the Borrower and its Subsidiaries, including all easements and rights of way, include all rights and properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as their business has been conducted prior to the date hereof.

        (d)   All of the properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their business are in good working condition and are maintained in accordance with prudent business standards.

        4.9    Intellectual Property.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, (b) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property and (c) to the knowledge of the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person.

        4.10    Taxes.    Each Group Member has filed or caused to be filed all material Federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

        4.11    Federal Regulations.    No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in violation of Regulation U as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

        4.12    Labor Matters.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

        4.13    ERISA.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred, whether or not a waiver has been obtained, during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (c) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and (d) no such Multiemployer Plan is in Reorganization or Insolvent. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by $100,000,000.

        4.14    Investment Company Act; Other Regulations.    No Loan Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any material Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness under the Loan Documents.

        4.15    Subsidiaries.    As of the date hereof, (a) Schedule 4.15 sets forth the name and jurisdiction of organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors' qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

        4.16    Use of Proceeds.    The proceeds of the Term Loans shall be used to finance a portion of the Transaction, to refinance certain existing Indebtedness of the Borrower and to pay related fees and expenses and, to the extent of any remaining proceeds, for general corporate purposes. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used to refinance certain existing Indebtedness of the Borrower and for general corporate purposes.

        4.17    Environmental Matters.    Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

          (a)   each Group Member: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of it will be timely obtained and complied with; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained;

          (b)   Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Group Member or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs to any Group Member, or (ii) interfere with any Group Member's continued operations, or (iii) impair the fair saleable value of any real property owned or leased by any Group Member;

          (c)   there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) or investigation, under or relating to any Environmental Law to which any Group Member is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened;

          (d)   no Group Member has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern;

          (e)   no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law; and

          (f)    no Group Member has assumed or retained, by contract or, to the knowledge of the Borrower, by operation of law, any liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Materials of Environmental Concern.

        4.18    Accuracy of Information, etc.    No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement (excluding the projections and pro forma financial information and other estimates covered by the next sentence) furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (taken together with all information so furnished and as modified or supplemented by the other information so furnished), contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. To the best of the Borrower's knowledge, there are no statements or conclusions in the most recent Reserve Report delivered pursuant to Section 6.12 which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein.

        4.19    Security Documents.    (a) When executed and delivered, the Guarantee and Collateral Agreement will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, to the extent contemplated by the Guarantee and Collateral Agreement. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, to the extent contemplated by the Guarantee and Collateral Agreement, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

        (b)   Each Mortgage, when executed and delivered, will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and the proceeds thereof, and when such Mortgage (or a UCC-1 financing statement or other required notice thereof, if any, with respect to any Oil and Gas Property that is not real property) is filed in the applicable filing office, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, to the extent contemplated by such Mortgage, as security for the Obligations (as defined in such Mortgage), in each case prior and superior in right to any other Person (provided that Liens permitted by Section 7.3 may exist, but subject to the proviso at the end of such Section). Schedule 1.1B lists, as of the date hereof, (i) each parcel of owned real property and each leasehold interest in real property located within the geographical boundaries of the United States (other than the real properties and leasehold interests used in the Chemicals Business and the Oil and Gas Properties) and held by the Borrower or any of its Subsidiaries that has a fair market value, in the reasonable opinion of the Borrower, in excess of $10,000,000, and (ii) such additional real properties of the type specified in clause (i) (but without regard to the minimum fair market value), such that the aggregate fair market value, in the reasonable opinion of the Borrower, of all real properties of the type specified in clause (i) that are held by the Borrower or any of its Subsidiaries that are not listed on Schedule 1.1B does not exceed $50,000,000. The Initial Reserve Report contains a list of all Oil and Gas Properties of the Borrower and its Subsidiaries located within the geographical boundaries of the United States as of the date hereof which are classified as Proved Reserves.

        4.20    Solvency.    On the date hereof, each Loan Party is, and immediately after giving effect to the Transaction and the Incurrence of all Indebtedness and obligations being Incurred in connection herewith and therewith will be, Solvent.

        4.21    Regulation H.    When executed and delivered, no Mortgage on any Mortgaged Property (other than any Oil and Gas Property) will encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood

Insurance Act of 1968 (a "Flood Zone"), except to the extent that appropriate "flood insurance" has been obtained therefor.

        4.22    Certain Documents.    The Borrower has delivered to the Administrative Agent a complete and correct copy of the Transaction Documentation and each Existing Indenture, including any amendments, supplements or modifications with respect to any of the foregoing.

        4.23    Swap Agreements.    Schedule 4.23 sets forth, as of the date hereof, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (i.e. the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

SECTION 5. CONDITIONS PRECEDENT

        5.1    Conditions to Initial Extension of Credit.    The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a)    Credit Agreement; Guarantee and Collateral Agreement.    The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders (but not the Agents), an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower, each Guarantor and the Collateral Agent and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party. In the event that any one or more Persons listed on Schedule 1.1A have not executed and delivered this Agreement or an Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a "Non-Executing Person"), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the "Designated Lenders") to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender's consent and its execution and delivery of an Addendum). Schedule 1.1A shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

          (b)    Transaction, etc.

            (i)    On or prior to the Closing Date, the Borrower shall have accepted for payment, shares that have been tendered to it pursuant to the Borrower's share repurchase of up to $4,000,000,000 of its outstanding shares of common stock, all substantially in accordance with the Transaction Documentation; and

            (ii)   the Administrative Agent shall have received satisfactory evidence that the Borrower's existing $1,500,000,000 five-year revolving credit facility shall have been terminated and all amounts thereunder shall have been paid in full.

          (c)    Pro Forma Balance Sheet; Financial Statements.    The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2004 fiscal year and (iii) unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2005.

          (d)    Projections.    The Lenders shall have received reasonably satisfactory projections through 2009.

          (e)    Approvals.    All material governmental and material third party approvals necessary in connection with the Transaction and the transactions contemplated hereby shall have been obtained and be in full force and effect.

          (f)    Lien Searches.    The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions reasonably requested by the Administrative Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

          (g)    Environmental Matters.    The Agents shall be reasonably satisfied with the status of environmental matters with respect to the Borrower and its Subsidiaries.

          (h)    Fees.    The Lenders and the Agents shall have received all fees required to be paid, and all out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (i)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.    The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

          (j)    Legal Opinions.    The Administrative Agent shall have received the following executed legal opinions:

            (i)    the legal opinion of Covington & Burling, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

            (ii)   the legal opinion of Gregory F. Pilcher, Esq., Senior Vice President, General Counsel and Secretary of the Borrower, substantially in the form of Exhibit F-2; and

            (iii)  to the extent consented to by the relevant counsel, a copy of each legal opinion, if any, delivered in connection with the Transaction Documentation.

          (k)    Pledged Stock; Stock Powers.    The Collateral Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

          (l)    Filings, Registrations and Recordings.    Each document (including any Uniform Commercial Code financing statement) required by the Security Documents (other than the Mortgages) or under law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (provided that Liens permitted by Section 7.3 may exist, but subject to the proviso at the end of such Section), shall be in proper form for filing, registration or recordation.

          (m)    Solvency Certificate.    The Administrative Agent shall have received a reasonably satisfactory solvency certificate from the chief financial officer of the Borrower, on behalf of the Borrower, that shall document the solvency of the Borrower and its Subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

          (n)    Insurance.    The Administrative Agent and the Collateral Agent shall have received insurance certificates satisfying the requirements of Section 6.5.

          (o)    Ratings.    The Facilities shall have received a rating from each of Moody's and S&P.

        5.2    Conditions to Each Extension of Credit.    The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a)    Representations and Warranties.    Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

          (b)    No Default.    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

        The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

        6.1    Financial Statements.    Furnish to the Administrative Agent and each Lender:

          (a)   as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

          (b)   as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and, in the case of financial statements delivered pursuant to Section 6.1(b), subject to normal year-end audit adjustments and the absence of footnotes) consistently throughout the periods reflected therein and with prior periods.

        6.2    Certificates; Other Information.    Furnish to the Administrative Agent (which shall in turn be promptly distributed by the Administrative Agent to the Lenders) or, in the case of clause (j), to the relevant Lender:

          (a)   concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b)   concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, no Default or Event of Default has occurred and is continuing, except as specified in such certificate, and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent and the Collateral Agent, a description of any change in the jurisdiction of organization or formation of any Subsidiary, a description of any change in the ownership of any Subsidiary, a description of any subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors' qualifying shares) relating to the Capital Stock of any Subsidiary, and a list of any material U.S. patents, material U.S. registered trademarks and material U.S. copyrights acquired by the Borrower or any Subsidiary Grantor since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

          (c)   as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the principal underlying assumptions applicable thereto) (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

          (d)   no later than five Business Days prior to the effectiveness thereof (or such shorter period agreed to by the Administrative Agent), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any of the Existing Indentures, any of the Senior Unsecured Debt Documents, any of the Subordinated Debt Documents or the Transaction Documentation;

          (e)   in the event the Borrower or any of its Subsidiaries Disposes of any Oil and Gas Properties individually having a fair market value in excess of $25,000,000 or any Capital Stock of any Subsidiary in accordance with Section 7.5, prompt written notice of such Disposition and the price thereof;

          (f)    concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 6.12, a list of Persons purchasing Hydrocarbons from the Borrower and its Subsidiaries constituting at least 75% of the total revenues from such purchases for the six-month period ending on the date of such Reserve Report (such list to include and specify in descending order the largest purchasers of Hydrocarbons for such period based on the percentage of total revenues that each such purchaser represents); and during the continuance of a Default or an Event of Default, promptly upon the request therefor by the Administrative Agent or any Lender, a list of all Persons purchasing Hydrocarbons from the Borrower and its Subsidiaries for the six-month period ending on the date of such request;

          (g)   concurrently with any delivery of financial statements under Section 6.1(a) and (b), a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each of its Subsidiaries, the material terms thereof (i.e. the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

          (h)   concurrently with the delivery of any Reserve Report pursuant to Section 6.12, a completed certificate satisfying the requirements of Section 6.12(c);

          (i)    within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) that the Borrower may make to, or file with, the SEC; and

          (j)    promptly, upon receiving from the Lenders such assurances of confidential treatment as the Borrower may reasonably request, such additional financial and other information regarding the performance of this Agreement or the financial position or business of the Borrower or any of its Subsidiaries, as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Information required to be delivered pursuant to Section 6.1 or 6.2 shall be deemed to have been delivered if (i) such information shall have been posted by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access or (ii) in the case of Section 6.1 or 6.2(i), such information, or one or more annual or quarterly reports of the Borrower containing such information, shall be available on the website of the SEC; provided that the Borrower shall deliver paper copies of such copies to any Lender that requests such delivery. Information delivered pursuant to Section 6.1 or 6.2 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

        6.3    Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including all taxes, assessments and other governmental charges) that, if not paid, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

        6.4    Maintenance of Existence; Compliance.    (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.5    Maintenance of Property; Insurance.    (a) Keep all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; provided, however, that in lieu of any such insurance, the Borrower or any of its Subsidiaries may maintain a system or systems of self-insurance which are in accord with sound practices of similarly situated corporations of established reputation maintaining such systems and with respect to which the Borrower or such Subsidiary shall maintain adequate insurance reserves in accordance with GAAP and in accordance with sound actuarial and insurance principles. Said insurance policy or policies insuring any of the Collateral shall name the Collateral Agent as "loss payee" and shall provide that the insurer will give prior notice of any cancellation to the Borrower. The Borrower will endeavor to give at least 30 days' prior notice of any cancellation to the Administrative Agent and the Collateral Agent. The Borrower and its Subsidiaries shall bear the risk of loss and shall be responsible for the repair and replacement, if any, of any loss or damage to the insured property. Losses, if any, with respect to said insurance policies shall be adjusted with the respective insurance companies by the Borrower and its Subsidiaries. Any payment under any of said insurance policies shall be directed to be made to the Borrower or its Subsidiaries, unless (i) an Event of Default has occurred and is continuing and (ii) the Collateral Agent has delivered notice to the Borrower that such payment may not be made to the Borrower or its Subsidiaries.

        6.6    Inspection of Property; Books and Records; Discussions.    (a) Keep proper books of records and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, with reasonable advance notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, provided that the Administrative Agent or such Lender shall notify the Borrower prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions and, so long as no Event of Default shall have occurred and be continuing, such discussions with such accountants shall not take place more than once in any calendar year.

        6.7    Notices.    Give notice to the Administrative Agent and each Lender:

          (a)   within five Business Days after a Responsible Officer becomes aware of the occurrence of any Default or Event of Default if such Default or Event of Default, as applicable, is still continuing;

          (b)   promptly of any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect;

          (c)   promptly of any litigation or proceeding against or instituted by any Group Member (i) in which the amount involved is $100,000,000 or more and not covered by insurance or (ii) which involves any Loan Document;

          (d)   within 30 days after a Responsible Officer of the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

          (e)   within 30 days after a Responsible Officer of the Borrower knows thereof: (i) any Governmental Authority has identified any Group Member as a potentially responsible party with respect to any material liability under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased, or operated by such Group Member, (ii) any Governmental Authority may deny any material Environmental Permit held by, or refuse to renew any material Environmental Permit sought by, any Group Member or (iii) any property owned, leased, or operated by any Group Member is being listed on, or proposed for listing on, any list maintained by any Governmental Authority, including the National Priorities List and the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority; and

          (f)    promptly of any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access; provided that the Borrower shall deliver paper copies of such copies to any Lender that requests such delivery. Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

        6.8    Environmental Laws.    Except, in each case, where failure to comply could not reasonably be expected to have a Material Adverse Effect:

          (a)   comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably could be expected to adversely affect the Borrower;

          (b)   promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws (other than those it is challenging in good faith, so long as the pendency of such challenges could not reasonably be expected to have a Material Adverse Effect); and

          (c)   generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that could not reasonably be expected to result in a liability to the Borrower or any of its Subsidiaries or to affect any real property owned or leased by any of them; and take reasonable efforts to prevent any of its tenants, subtenants, contractors, subcontractors and invitees from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a liability to, or affect any real property owned or operated by, the Borrower or any of its Subsidiaries.

        6.9    Mortgages, etc.    Deliver the following documents and agreements to the Collateral Agent (with a copy to the Administrative Agent) (a) within 90 days after the Closing Date, with respect to the Mortgaged Properties identified on Part A of Schedule 1.1B, and (b) within 90 days after the date on which financial statements are delivered pursuant to Section 6.1 (commencing with the fiscal quarter ending March 31, 2006) that demonstrate an Asset Coverage Ratio of less than 1.50 to 1.00, with respect to the Mortgaged Properties identified on Part B of Schedule 1.1B:

          (i)    a Mortgage with respect to each such Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto;

          (ii)   if reasonably requested by the Administrative Agent or the Collateral Agent with respect to any Mortgaged Property (other than any Oil and Gas Property), an as-built survey of the sites of such Mortgaged Properties certified to the Administrative Agent and the Collateral Agent in a manner reasonably satisfactory to each of them, dated a date reasonably satisfactory to the Administrative Agent and the Collateral Agent by an independent professional licensed land surveyor selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Collateral Agent, which surveys shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the then current American Land Title Association and the American Congress on Surveying and Mapping, and, without limiting the generality of the foregoing, on which there shall be surveyed and shown the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and the width thereof; (C) all material access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the Flood Zone designations, if any, in which such Mortgaged Properties are located;

          (iii)  if reasonably requested by the Administrative Agent or the Collateral Agent with respect to any Mortgaged Property (other than any Oil and Gas Property) that is located in a Flood Zone, (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by the Mortgage on such Mortgaged Property, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board;

          (iv)  with respect to any Mortgaged Property (other than any Oil and Gas Property), any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with the Mortgage on such Mortgaged Property, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;

          (v)   if reasonably requested by the Administrative Agent or the Collateral Agent, make available copies of all material documents affecting such Mortgaged Properties of which the Borrower is aware; and

          (vi)  if requested by the Administrative Agent or the Collateral Agent, legal opinions as to the validity and enforceability of, and other customary matters with respect to, the Mortgages on such Mortgaged Properties, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent, provided that there shall be no title opinions or insurance required.

        6.10    Additional Collateral, etc.    (a) With respect to any fee or leasehold interest in any real property acquired after the Closing Date by any Group Member (other than (w) any such real property subject to a Lien expressly permitted by Section 7.3(j), (k) or (l), (x) any such real property or leasehold interest used in the Chemicals Business, (y) any Oil and Gas Property and (z) any real property acquired by any Foreign Subsidiary), promptly after the last day of the fiscal quarter in which such fee or leasehold interest is acquired, execute, deliver and provide, as applicable, to the Collateral

Agent (with a copy to the Administrative Agent) the following to the extent necessary such that the fair market value, in the reasonable opinion of the Borrower, of all of the Mortgaged Properties equals or exceeds 75% of the total fair market value of all real properties (including Oil and Gas Properties, but excluding real properties used in the Chemicals Business) of the Borrower and its Domestic Subsidiaries located within the geographical boundaries of the United States (as evaluated, in the case of the Oil and Gas Properties, by the PV calculation made in connection with the most recently completed Reserve Report (as such PV calculation is updated to the extent required by the definition of PV)): (i) a first priority Mortgage (provided that Liens permitted by Section 7.3 may exist, but subject to the proviso at the end of such Section), in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Collateral Agent, (x) a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and (iii) if requested by the Administrative Agent or the Collateral Agent, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided that if the Asset Coverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1 is less than 1.50 to 1.00, the Borrower and its Domestic Subsidiaries shall execute, deliver and provide, as applicable, within 90 days after the delivery of financial statements in respect of such quarter, to the Collateral Agent (with a copy to the Administrative Agent), those items specified in clauses (i), (ii) and (iii) above with respect to each fee and leasehold interest in any real property (other than (1) any such real property subject to a Lien expressly permitted by Section 7.3(j), (k) or (l), (2) Oil and Gas Properties and (3) real properties used in the Chemicals Business) of any such Person located within the geographical boundaries of the United States (to the extent not already delivered pursuant to Section 6.9) (it being understood and agreed that no such items shall be required by this proviso in respect of any such real property having a fair market value, in the reasonable opinion of the Borrower, of less than $10,000,000, so long as the aggregate fair market value, as so determined, of all such real properties that are not so mortgaged pursuant to this clause (2) does not exceed $50,000,000).

        (b)   In connection with the delivery of each Reserve Report, review the Reserve Report and the list of current Mortgaged Properties (as described in Section 6.12(c)(iv)) to ascertain whether the Mortgaged Properties represent at least 75% of the total fair market value of all real properties (including Oil and Gas Properties, but excluding real properties used in the Chemicals Business) of the Borrower and its Domestic Subsidiaries located within the geographical boundaries of the United States (as evaluated, in the case of the Oil and Gas Properties, by the PV calculation made in connection with the most recently completed Reserve Report (as such PV calculation is updated to the extent required by the definition of PV)). In the event that the Mortgaged Properties do not represent at least 75% of such total value, then the Borrower shall, and shall cause its Domestic Subsidiaries to, grant, within 90 days after the delivery of the certificate required under Section 6.12(c), to the Collateral Agent, for the benefit of the Secured Parties, a first-priority Lien (provided that Liens permitted by Section 7.3 may exist, but subject to the proviso at the end of such Section) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the fair market value, in the reasonable opinion of the Borrower, of all of the Mortgaged Properties will equal or exceed 75% of the total fair market value of all such real properties; provided that, in the event that, commencing with the delivery of financial statements pursuant to Section 6.1 for the fiscal quarter ending March 31, 2006, the Asset Coverage Ratio as of the last day of any fiscal quarter of the Borrower is less than 1.50 to 1.00, (i) the foregoing percentage shall be increased from 75% to 95% and (ii) the Borrower shall, and shall cause its Domestic Subsidiaries to, grant, within 90 days after the delivery of financial statements in respect of such quarter, to the Collateral Agent, for the benefit of the Secured Parties, a first-priority Lien (provided that Liens permitted by Section 7.3 may exist, but subject to the proviso at the end of such Section) on each Oil and Gas Property located within the geographical boundaries of the United States that is not already subject to a Lien of the Security Documents such that, after giving effect thereto, the Mortgaged Properties will represent at least 95% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. If reasonably requested by the Administrative Agent or the Collateral Agent, the Borrower shall, and shall cause its Domestic Subsidiaries to, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

        (c)   With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent (with a copy to the Administrative Agent) such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member and required to be pledged pursuant to the Guarantee and Collateral Agreement, (ii) deliver to the Collateral Agent (with a copy to the Administrative Agent) the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary as contemplated by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent and (C) to deliver to the Administrative Agent and the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

        (d)   With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent (with a copy to the Administrative Agent) such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member and required to be pledged pursuant to the Guarantee and Collateral Agreement (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent (with a copy to the Administrative Agent) the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Collateral Agent's security interest therein as contemplated by the Guarantee and Collateral Agreement, and (iii) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

        (e)   Notwithstanding anything to the contrary herein, in no event shall this Section 6.10 require a Lien on any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any pledged Capital Stock or promissory notes, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

        6.11    Further Assurances.    Promptly execute and deliver to the Collateral Agent and/or the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Collateral Agent or the Administrative Agent to cause the security interests purported to be created by the Security Documents or required to be created under this Agreement to constitute valid security interests, perfected in accordance with this Agreement and the Security Documents. The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Subsidiary Grantor where permitted by law. A carbon, photographic or other reproduction of the Mortgages or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

        6.12    Reserve Reports; PV Calculation.    (a) On or before March 31st of each year (commencing March 31, 2006) and on such additional dates as the Borrower may deem necessary to comply with Section 4.18, furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding January 1st; provided that the Reserve Report may be adjusted by the Borrower for any changes in reserve classification of Proved Reserves that occurred after such preceding January 1st and prior to the delivery of such Reserve Report. Each such Reserve Report shall be accompanied by one or more process and method review reports from Approved Petroleum Engineers as to 70% of the Proved Reserves.

        (b)   In the event of any Interim Determination, furnish a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of a date that is on or about the day of the request for such Interim Determination.

        (c)   With the delivery of each Reserve Report pursuant to paragraph (a) or (b) above, provide to the Administrative Agent and the Lenders a certificate, executed by a Responsible Officer of the Borrower, calculating and certifying the PV of the Oil and Gas Properties of Borrower and its Subsidiaries as of the date of such certificate and certifying that in all material respects:

          (i)    to the best of such Responsible Officer's knowledge, the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, except that with respect to the projections in the Reserve Report, the Borrower only represents that such projections were prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results may differ from projected results by a material amount;

          (ii)   the Borrower or its Subsidiaries owns good title to (or a valid leasehold interest in) the Oil and Gas Properties evaluated in such Reserve Report and such properties are free of all Liens except for Liens permitted by Section 7.3;

          (iii)  none of their Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent; and

          (iv)  attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating that the percentage of the total fair market value, in the reasonable opinion of the Borrower (as evaluated, in the case of the Oil and Gas Properties, by the PV calculation made in connection with such Reserve Report (as such PV calculation is updated to the extent required by the definition of PV)), of all real properties (including the Oil and Gas Properties, but excluding real properties used in the Chemicals Business) of the Borrower and its Domestic Subsidiaries located within the geographical boundaries of the United States represented by the Mortgaged Properties complies with the requirements of Section 6.10(b);

provided that the PV calculation set forth in such certificate shall not be considered effective for the purposes of this Agreement if the Administrative Agent determines, acting reasonably, that either (A) the calculations used to determine such PV, as so certified and calculated by Borrower, were not based on the arithmetic average of the customary discount rates and price decks of the Technical Agents or (B) the calculations used to determine such PV are incorrect or mistaken, it being understood that in the event that the Administrative Agent believes that the circumstances described in either clause (A) or clause (B) above have occurred, the Administrative Agent shall promptly notify the Borrower, and the Borrower and Administrative Agent will cooperate to determine the appropriate amount for such PV.

        (d)   The Administrative Agent, at the request of the Required Lenders, shall have the right to require the Borrower to, and the Borrower at its election may, redetermine the PV calculation (each, an "Interim Determination"); provided that (i) the Administrative Agent shall not have such right at any time prior to March 31, 2006 and (ii) neither the Borrower nor the Administrative Agent may elect or request an Interim Determination more than once during the term of this Agreement. With respect to any such unscheduled redetermination of the PV calculation that the Borrower elects, the Borrower shall provide a Reserve Report in accordance with Section 6.12(b). With respect to any such unscheduled redetermination of the PV calculation requested by the Administrative Agent, the Administrative Agent shall specify in writing to the Borrower the date on which the Borrower is to furnish a Reserve Report in accordance with Section 6.12(b) and the date on which such redetermination is to occur, which date shall, in each case, not be less than 60 days after such request. If either the Borrower or the Administrative Agent shall elect or request to make a discretionary redetermination of the PV calculation pursuant to the provisions of this Section 6.12(d), the Borrower shall, within 30 days of receipt of a request therefor (or such longer period as may be reasonable under the circumstances) from any Technical Agent, deliver to the Administrative Agent and the Technical Agents such updated engineering, production, operating and other data as the Administrative Agent or any Technical Agent may reasonably request.

        6.13    Operation and Maintenance of Properties.    Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, at its own expense:

          (a)   operate its Oil and Gas Properties and other material properties, or cause such Oil and Gas Properties and other material properties to be operated, in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Requirement of Laws, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

          (b)   keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities;

          (c)   promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

          (d)   promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material properties;

          (e)   operate its Oil and Gas Properties and other material properties, or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material properties to be operated, in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Requirement of Laws; and

          (f)    to the extent the Borrower or any of its Subsidiaries is not the operator of any property, use reasonable efforts to cause the operator to comply with this Section 6.13.

        6.14    Swap Agreements.    Use reasonable efforts to amend each Swap Agreement with any Lender (or any affiliate of any Lender) to delete any credit support annex and to terminate any credit support document and any other requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure obligations under such Swap Agreement or to cover market exposures, other than pursuant to the Security Documents.

SECTION 7. NEGATIVE COVENANTS

        The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

        7.1    Financial Condition Covenants.

        (a)    Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio as of any day in any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
June 30, 2005	4.00 to 1.00
September 30, 2005	4.00 to 1.00
December 31, 2005	4.00 to 1.00
March 31, 2006	3.75 to 1.00
June 30, 2006	3.75 to 1.00
September 30, 2006	3.75 to 1.00
December 31, 2006	3.75 to 1.00
March 31, 2007 and thereafter	3.50 to 1.00

        (b)    Consolidated Interest Coverage Ratio.    Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter to be less than 3.00 to 1.00.

        (c)    Asset Coverage Ratio.    Permit the Asset Coverage Ratio as of any day in any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Asset Coverage Ratio
June 30, 2005	1.25 to 1.00
September 30, 2005	1.25 to 1.00
December 31, 2005	1.25 to 1.00
March 31, 2006	1.50 to 1.00
June 30, 2006	1.50 to 1.00
September 30, 2006	1.50 to 1.00
December 31, 2006	1.50 to 1.00
March 31, 2007 and thereafter	1.75 to 1.00

        7.2    Indebtedness.    Incur any Indebtedness, except:

          (a)   Indebtedness of any Loan Party pursuant to any Loan Document;

          (b)   Indebtedness owed to the Borrower or to any Subsidiary, provided that any such intercompany Indebtedness owed by any Person in the Chemicals Group or the Overseas Group to any Group Member that is not in the Chemicals Group or the Overseas Group shall be subject to Section 7.8(n);

          (c)   Guarantee Obligations of the Borrower or any of its Subsidiaries (i) in respect of obligations of any Subsidiary or the Borrower and (ii) as permitted under Section 7.8, provided that (A) a Subsidiary shall not Guarantee the Indebtedness of any Loan Party unless such Subsidiary has also Guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and (B) Guarantee Obligations in respect of any obligations of any Person in the Chemicals Group or the Overseas Group by any Group Member that is not in the Chemicals Group or the Overseas Group shall be subject to Section 7.8(n);

          (d)   Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing));

          (e)   (i) Indebtedness (excluding Capital Lease Obligations) secured by Liens permitted by Section 7.3(j) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding and (ii) Capital Lease Obligations in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

          (f)    (i) Indebtedness of the Borrower and Kerr-McGee Worldwide, as applicable, outstanding on the date hereof pursuant to the Existing Indentures, and any Indebtedness of the Borrower (or, to the extent it is the issuer of the Indebtedness being refinanced, refunded, replaced, renewed or extended, Kerr-McGee Worldwide) that refinances, refunds, replaces, renews or extends such Indebtedness (without any increase in the principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing)), provided that in the case of any such refinancing Indebtedness, (A) there shall be no scheduled principal payments thereon prior to the date that is one year after the latest date on which final payment is due on the Loans, and (B) the terms of such Indebtedness shall not impose on the Borrower and its Subsidiaries covenants and events of default that, taken as a whole, are materially more restrictive on the Borrower and its Subsidiaries than those applicable under this Agreement (but in any event not including (x) financial maintenance covenants or (y) defaults (other than cross-defaults arising from non-payment of Indebtedness after the expiration of any applicable grace period) arising from defaults under documentation governing other Indebtedness unless such other Indebtedness is accelerated), and (ii) Guarantee Obligations of any Guarantor in respect of any such Indebtedness;

          (g)   Indebtedness of any Person at the time such Person becomes a Subsidiary of the Borrower, or is merged or consolidated with or into the Borrower or any of its Subsidiaries, in a transaction permitted by this Agreement, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing), provided that (i) such Indebtedness (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Subsidiary and is not created in contemplation of such event, (ii) other than Guarantee Obligations permitted by paragraph (c) of this Section 7.2, neither the Borrower nor any of its other Subsidiaries shall be liable for such Indebtedness and (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such Incurrence had occurred on the first day of each relevant period for testing such compliance;

          (h)   Indebtedness of the Borrower or any Subsidiary to the seller representing all or part of the purchase price of an Investment or acquisition permitted hereunder, or assumed by the

  Borrower or any of its Subsidiaries in connection therewith, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing), provided that (i) as to any such assumed Indebtedness, such Indebtedness (other than any extension, renewal, refinancing, refunding or replacement thereof) exists at the time of such acquisition and is not created in contemplation of such event and (ii) the aggregate principal amount of all such Indebtedness shall not exceed $100,000,000 at any one time outstanding;

          (i)    Indebtedness arising from judgments or orders in circumstances not constituting an Event of Default;

          (j)    Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instrument presented by the Borrower or a Subsidiary in the ordinary course of business against insufficient funds;

          (k)   Indebtedness in respect of surety, appeal and performance bonds, provided that such bonds are entered into in the ordinary course of business and are not in respect of Indebtedness;

          (l)    Indebtedness arising from or representing deferred compensation to employees of the Borrower or its Subsidiaries that constitute or are deemed to be Indebtedness under GAAP and that are Incurred in the ordinary course of business;

          (m)  Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding;

          (n)   Indebtedness arising pursuant to clause (l) of the definition thereof as a result of Liens permitted under Sections 7.3(a), (b), (c), (g), (n) and (q);

          (o)   Indebtedness of the Borrower (including any Indebtedness of the Borrower that extends, renews, refinances, refunds, replaces or is in exchange for existing Indebtedness of the Borrower permitted by this paragraph), provided that, with respect to all Indebtedness permitted by this paragraph (o) (including (except in the case of clause (vi) below) any extension, renewal, refinancing, refunding or replacement thereof), (i) such Indebtedness is unsecured, (ii) such Indebtedness has no scheduled principal payments prior to the date that is six months after the latest date on which final payment is due on the Loans, (iii) the covenants and defaults, taken as a whole, contained in the documents, instruments and agreements governing or evidencing such Indebtedness (the "Senior Unsecured Debt Documents") are no more restrictive than those applicable to offerings of "high-yield" debt by similar issuers of similar debt at or about the same time (but in any event no more restrictive than this Agreement and not including (x) financial maintenance covenants or (y) defaults (other than cross-defaults arising from non-payment of Indebtedness after the expiration of any applicable grace period) arising from defaults under documentation governing other Indebtedness unless such other Indebtedness is accelerated), (iv) no Default or Event of Default has occurred and is continuing or would result from the Incurrence of such Indebtedness, (v) the Borrower is in compliance, on a pro forma basis after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such Incurrence had occurred on the first day of each relevant period for testing such compliance, (vi) the Net Cash Proceeds of the Incurrence of such Indebtedness are applied in accordance with Section 2.11(b) and (vii) the aggregate principal amount of any Indebtedness issued after such Net Cash Proceeds are no longer required to be used to prepay the Loans shall not exceed $500,000,000;

          (p)   subordinated Indebtedness of the Borrower (including any subordinated Indebtedness of the Borrower that extends, renews, refinances, refunds, replaces or is in exchange for existing subordinated Indebtedness of the Borrower permitted by this paragraph), provided that, with respect to all Indebtedness permitted by this paragraph (p) (including (except in the case of clause (vii) below) any extension, renewal, refinancing, refunding or replacement thereof), (i) such Indebtedness is unsecured, (ii) such Indebtedness has no scheduled principal payments prior to the date that is six months after the latest date on which final payment is due on the Loans, (iii) the covenants and defaults, taken as a whole, contained in the documents, instruments and agreements governing or evidencing such Indebtedness (the "Subordinated Debt Documents") are no more restrictive than those applicable to offerings of "high-yield" subordinated debt by similar issuers of similar debt at or about the same time (but in any event no more restrictive than this Agreement and not including (x) financial maintenance covenants or (y) defaults (other than cross-defaults arising from non-payment of Indebtedness after the expiration of any applicable grace period) arising from defaults under documentation governing other Indebtedness unless such other Indebtedness is accelerated), (iv) the Subordinated Debt Documents contain subordination terms that are no less favorable in any material respect to the Lenders than those applicable to offerings of "high-yield" subordinated debt by similar issuers of similar debt at or about the same time, (v) no Default or Event of Default has occurred and is continuing or would result from the Incurrence of such Indebtedness, (vi) the Borrower is in compliance, on a pro forma basis after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such Incurrence had occurred on the first day of each relevant period for testing such compliance, and (vii) the Net Cash Proceeds of the Incurrence of such Indebtedness are applied in accordance with Section 2.11(b);

          (q)   Disqualified Stock of the Borrower, provided that, at the time of issuance thereof, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower is in compliance, on a pro forma basis after giving effect to such issuance and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such issuance had occurred on the first day of each relevant period for testing such compliance, and (iii) the Net Cash Proceeds of such issuance are applied in accordance with Section 2.11(b); and

          (r)   additional Indebtedness of any Loan Party in an aggregate principal amount (for all Loan Parties) not to exceed $250,000,000 at any one time outstanding.

        7.3    Liens.    Incur any Lien upon any of its property, whether now owned or hereafter acquired, except:

          (a)   Liens for taxes, assessments or other governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b)   statutory landlord's Liens, operators', vendors', carriers', warehousemen's, mechanics', materialmen's, repairmen's, suppliers', workers', construction or other like Liens arising in the ordinary course of business, including in connection with the exploration, development, operation and maintenance of Oil and Gas Properties;

          (c)   pledges or deposits in connection with workers' compensation, unemployment insurance and other social security, old age pension or public liability obligations or other liabilities of a like nature;

          (d)   contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, provided that any Liens referred to in this clause (d) do not materially impair the use or value of the properties covered by such Liens;

          (e)   Liens in favor of a banking institution arising by operation of law or otherwise encumbering deposits (including the right of set-off) held by such banking institution and which are within the general parameters customary in the banking industry;

          (f)    easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations and similar rights and interests in any property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use or value of such properties;

          (g)   Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature;

          (h)   judgment and attachment Liens not constituting an Event of Default;

          (i)    Liens in existence on the date hereof listed on Schedule 7.3(i), securing Indebtedness permitted by Section 7.2(d) or other obligations (not constituting Indebtedness) of the Borrower and its Subsidiaries, provided that (i) no such Lien is spread to cover any additional property after the Closing Date (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien (without any modification thereof after the Closing Date)) and (ii) to the extent such Liens secure Indebtedness, the amount of Indebtedness secured thereby is not increased except (A) as permitted by Section 7.2(d) and (B) pursuant to the instrument creating such Lien (without any modification thereof after the Closing Date);

          (j)    Liens securing Indebtedness of the Borrower or any other Subsidiary Incurred pursuant to Section 7.2(e) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with or within 24 months after the acquisition, construction or improvement of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

          (k)   Liens existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, or is merged or consolidated with or into the Borrower or any of its Subsidiaries, in a transaction permitted by this Agreement, provided that (i) such Liens shall not be created in contemplation of such event, (ii) such Liens do not at any time encumber any property other than such asset and (iii) such Liens may secure extensions, renewals, refinancings, refundings and replacements of any Indebtedness of such Person permitted under Section 7.2(g);

          (l)    Liens existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries in a transaction permitted by this Agreement, provided that (i) such Liens shall not be created in contemplation of such event, (ii) such Liens do not at any time encumber any property other than such asset and (iii) such Liens may secure extensions, renewals, refinancings, refundings and replacements of any Indebtedness in respect of such asset permitted under Section 7.2(h);

          (m)  Liens created pursuant to the Security Documents to secure the Secured Obligations referred to therein;

          (n)   any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary covering only the assets so leased;

          (o)   any obligations or duties affecting any of the property of the Borrower or its Subsidiaries to any municipality or public authority or Governmental Authority with respect to any franchise, grant, license or permit;

          (p)   Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or Liens on property which is the subject of a Disposition permitted by Section 7.5 relating to such Disposition (it being understood that such Liens may not be perfected prior to the completion of such Disposition);

          (q)   Liens on property of the Borrower or any of its Subsidiaries in favor of others securing licenses, subleases and leases permitted hereunder and granted to others and not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;

          (r)   Liens securing Indebtedness Incurred by the Company or any of its Subsidiaries to pay all or part of the cost of exploration, drilling or development of any North Sea properties within the territorial waters of the United Kingdom, provided that (i) the Indebtedness (and any extensions, renewals, refinancings, refundings and replacements thereof) secured by such Liens is permitted by Section 7.2 and does not exceed the cost of such exploration, drilling or development and (ii) such Lien shall not extend to any property other than the property being explored, drilled or developed;

          (s)   Liens on any assets of a Foreign Subsidiary securing Indebtedness Incurred pursuant to Section 7.2(m); and

          (t)    Liens not otherwise permitted by this Section, provided that the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $100,000,000 at any one time;

provided that no intention to subordinate the Lien granted in favor of the Collateral Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of such Liens.

        7.4    Fundamental Changes.    Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

          (a)   any Subsidiary of the Borrower may be merged or consolidated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any Subsidiary Grantor (provided that the Subsidiary Grantor shall be the continuing or surviving corporation) or (iii) with or into any Subsidiary (provided that neither Subsidiary is a Subsidiary Grantor);

          (b)   any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Grantor (upon voluntary liquidation or otherwise), (ii) to any other Subsidiary (provided that neither Subsidiary is a Subsidiary Grantor) (upon voluntary liquidation or otherwise) or (iii) pursuant to a Disposition permitted by Section 7.5; and

          (c)   any Investment expressly permitted by Section 7.8, or Disposition expressly permitted by Section 7.5, may be structured as a merger, consolidation or amalgamation.

        7.5    Disposition of Property.    Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a)   the Disposition of (i) obsolete or worn out property in the ordinary course of business or (ii) equipment that is no longer useful in the conduct of the Borrower's business in the ordinary course of business;

          (b)   the sale of inventory, including Hydrocarbons, in the ordinary course of business;

          (c)   Dispositions permitted by Section 7.4(a) and clauses (i) and (ii) of Section 7.4(b);

          (d)   the sale or issuance of any Subsidiary's Capital Stock to (i) the Borrower or any Subsidiary Grantor or (ii) any other Subsidiary (provided that neither Subsidiary is a Subsidiary Grantor);

          (e)   Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (f)    Dispositions of Investments made pursuant to Sections 7.8(b), (j) and (k);

          (g)   the Disposition of any Investment made pursuant to Section 7.8(i), provided that, unless such Investment was received under a different clause than those specified in the definition of Asset Sale, an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.11(c);

          (h)   Dispositions resulting from any Recovery Event, provided that an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.11(c);

          (i)    the sale of all or any portion of the Chemicals Business (including by means of the sale of a Subsidiary), provided that (i) at least 75% of the consideration received in respect thereof shall be in the form of cash and Cash Equivalents and (ii) an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.11(c);

          (j)    the sale of all or any portion of the Specified E&P Assets (including by means of the sale of a Subsidiary), provided that (i) other than with respect to the properties listed on Schedule 7.5(j), at least 75% of the consideration received in respect thereof shall be in the form of cash and Cash Equivalents and (ii) an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.11(c);

          (k)   the abandonment, farm-out, exchange, lease, sublease or sale in the ordinary course of business of Oil and Gas Properties not containing Proved Reserves (including by means of the sale of a Subsidiary), provided that (i) at least 75% of the consideration received in respect thereof shall be in the form of cash, Cash Equivalents and Useful Assets and (ii) an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.11(c);

          (l)    Dispositions permitted by Section 7.11, provided that (i) at least 75% of the consideration received in respect thereof shall be in the form of cash and Cash Equivalents and (ii) an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.11(c); and

          (m)  the Disposition of other property having a fair market value not to exceed $350,000,000 in the aggregate for any fiscal year of the Borrower, provided that (i) at least 75% of the consideration received in respect thereof shall be in the form of cash, Cash Equivalents and Useful

  Assets and (ii) an amount equal to the Net Cash Proceeds thereof is applied to the extent required by Section 2.11(c).

        7.6    Restricted Payments.    Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, "Restricted Payments"), except that:

          (a)   any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary, provided that any such Restricted Payment made by any Subsidiary that is not in the Chemicals Group or the Overseas Group to any Person in the Chemicals Group or the Overseas Group shall (except to the extent promptly dividended or distributed to the Borrower or any Subsidiary that is not in the Chemicals Group or the Overseas Group) be subject to Section 7.8(n);

          (b)   any non-Wholly Owned Subsidiary may make Restricted Payments ratably with respect to its Capital Stock;

          (c)   the Borrower may make Restricted Payments pursuant to and in connection with stock option plans or other benefit plans or arrangements for directors, management, employees or consultants of the Borrower and its Subsidiaries;

          (d)   the Borrower may declare and pay quarterly dividends on its common stock in the ordinary course of business in an aggregate amount not to exceed $50,000,000 in any fiscal year of the Borrower, provided that, at the time of declaration of such dividend, no Event of Default shall have occurred and be continuing or would result therefrom;

          (e)   the Borrower may declare and pay quarterly dividends on its Disqualified Stock in the ordinary course of business, provided that, at the time of declaration of such dividend, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

          (f)    the Borrower and its Subsidiaries may make Restricted Payments constituting purchases by the Borrower or any of its Subsidiaries of any other Subsidiary's Capital Stock pursuant to a transaction expressly permitted by Section 7.8;

          (g)   the Borrower may make any payments required to consummate to the Transaction; and

          (h)   the Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of (i) $25,000,000 in any fiscal year and (ii) an amount equal to 25% of cumulative Consolidated Net Income during the period from the date of the first financial statements demonstrating compliance with the RP Leverage Test (as defined below) to the end of the most recent fiscal quarter of the Borrower for which financial information is available preceding the date of such Restricted Payments (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit), provided that, with respect to clause (ii) above, (A) the Tranche X Payoff Date shall have occurred, (B) the Consolidated Leverage Ratio, on a pro forma basis immediately after giving effect to such Restricted Payment (with the reference period for Consolidated EBITDAX being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available), is less than or equal to 1.00 to 1.00 (the "RP Leverage Test") and (C) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        7.7    Capital Expenditures.    Make or commit to make any Capital Expenditure, except (a) expenditures in respect of Capital Lease Obligations permitted by Section 7.2(e)(ii) and (b) other Capital Expenditures of the Borrower and its Subsidiaries not exceeding $2,350,000,000 in any fiscal year of the Borrower; provided that (i) any such amount referred to in clause (b) above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (b) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above.

        7.8    Investments.    Make any advance, loan, extension of credit (by way of Guarantee Obligation or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

          (a)   extensions of trade credit in the ordinary course of business;

          (b)   investments in Cash Equivalents;

          (c)   Guarantee Obligations permitted by Section 7.2;

          (d)   loans and advances to directors, officers, employees and consultants of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);

          (e)   the Transaction;

          (f)    Investments in Useful Assets made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

          (g)   Investments in existence on the date hereof and, in the case of any Investment in excess of $25,000,000, listed on Schedule 7.8(g), and extensions, renewals, modifications, or restatements or replacements thereof, provided that no such extension, renewal, modification, restatement or replacement shall (i) increase the amount of the original Investment or (ii) adversely affect the interests of the Lenders with respect to such original Investment or the interests of the Lenders under this Agreement and the other Loan Documents in any material respect;

          (h)   Investments permitted by Sections 7.2(c), 7.2(n), 7.6 and 7.7;

          (i)    Capital Stock, promissory notes and other similar non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any transaction permitted by Section 7.5;

          (j)    Investments in Swap Agreements relating to the businesses and finances of the Borrower or any of its Subsidiaries and not for purposes of speculation;

          (k)   Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (l)    Investments in Oil and Gas Properties (whether directly or through the purchase of Capital Stock), provided that no such Investment is in the Capital Stock of a joint venture;

          (m)  Investments for consideration consisting of common stock of the Borrower;

          (n)   intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary; provided that, after giving effect to any such Investment made on a particular date, the aggregate amount of Investments (valued at cost, without regard to any write-ups or write-downs thereof) made after the Closing Date by any Group Member (other than any Person in the Chemicals Group or the Overseas Group) in or with respect to the Chemicals Group and the Overseas Group shall not exceed an amount equal to the sum of the Available Amount at such time plus $100,000,000;

          (o)   Investments by the Borrower or any of its Subsidiaries in joint ventures engaged primarily in one or more businesses in which the Borrower and its Subsidiaries are engaged or generally related thereto in an aggregate amount (valued at cost, without regard to any write-ups or write-downs thereof) not to exceed $75,000,000 in any fiscal year of the Borrower, provided that, at the time of and after giving effect to such Investments, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

          (p)   in addition to Investments otherwise expressly permitted by this Section, Investments made after the Closing Date by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost, without regard to any write-ups or write-downs thereof) not to exceed an amount equal to the sum of the Available Amount at such time plus $100,000,000;

provided that, notwithstanding the foregoing, in no event may any Group Member make any Investment on or after the date hereof in ADA Funding.

        7.9    Optional Payments and Modifications of Certain Debt Instruments.    (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness under the Existing Indentures, any Indebtedness Incurred as permitted by Section 7.2(o) or (p) or any Disqualified Stock, except for (i) prepayments, repurchases, redemptions, defeasances or segregations of funds with the proceeds of refinancings or replacements thereof permitted by Section 7.2 or with the issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower (or, after the Chemicals IPO, any member of the Chemicals Group) and (ii) redemptions of Disqualified Stock made in compliance with Section 7.6(h); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness under the Existing Indentures, any Senior Unsecured Debt Documents or any Subordinated Debt Documents (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (ii) would not be adverse in any material respect to the Lenders); or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Disqualified Stock (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon or (ii) would not be adverse in any material respect to the Lenders).

        7.10    Transactions with Affiliates.    Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any of its Subsidiaries) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate; provided, however, that (i) taxes may be allocated among the Borrower and its Affiliates in any manner consistent with Section 1552 (or any successor provision) of the Code, general and administrative expenses may be allocated among the Borrower and its Affiliates in any manner consistent with Section 482 (or any successor provision) of the Code, and interest may be charged or credited to Affiliates in any reasonable manner not inconsistent with the Code and (ii) the Borrower or any of its Subsidiaries may enter into any transaction with a Person in which it has a joint venture interest involving an aggregate amount (or, in the case of any loan, an aggregate principal amount) of less than $5,000,000.

        7.11    Sales and Leasebacks.    Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member unless (a) such transaction is permitted by Sections 7.2, 7.3 and 7.5, (b) no Default or Event of Default has occurred and is continuing or would result therefrom and (b) the Net Cash Proceeds of such Disposition are applied in accordance with Section 2.11(c).

        7.12    Swap Agreements.    Enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) (x) which replace or substitute for existing Swap Agreements or offset existing Swap Agreements or (y) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, for (A) natural gas, 90% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect and (B) crude oil, 90% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for each month during the period commencing on such date and ending on the date twelve months thereafter, and for each month during any period after such twelve-month period, 90% of the reasonably anticipated projected production from proved Oil and Gas Properties for each month during such period, provided, however, that for purposes of this Section, put options and price floors for crude oil and natural gas shall be disregarded, and (b) Swap Agreements in respect of interest rates or currencies entered into to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its assets and liabilities. In no event shall (x) any Swap Agreement entered into after the date hereof contain any requirement, agreement or covenant for the Borrower or any of its Subsidiaries to post collateral or margin to secure obligations under such Swap Agreement or to cover market exposures or (y) the Borrower or any of its Subsidiaries enter into any incremental trade with any counterparty to any Swap Agreement that would require a credit support annex or document or would otherwise require the Borrower or any Subsidiary to post collateral or margin to secure obligations under such Swap Agreement or to cover market exposures.

        7.13    Changes in Fiscal Periods.    Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

        7.14    Negative Pledge Clauses.    Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to Incur any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Existing Indentures, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreements with respect to any Foreign Subsidiary permitted by Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Foreign Subsidiary and its Foreign Subsidiaries), (e) any agreements with respect to any Subsidiary acquired in a transaction permitted by Section 7.8 (in which case, any prohibition or limitation shall only be effective against the assets of such Subsidiary) and (f) any agreements governing Indebtedness permitted by Section 7.2 Incurred by the Borrower or any Domestic Subsidiary (provided that any such prohibition or limitation shall in any event permit Liens securing (i) the Indebtedness and other obligations under the Loan Documents (as such agreements may be amended, including any amendment and restatement thereof, supplemented or otherwise modified from time to time, including by one or more agreements extending the maturity of, refinancing, replacing or otherwise restructuring, all or any portion of Indebtedness under such agreements or any successor or replacement agreements and whether by the same or any other agent, lender, or group of lenders), and any Guarantee Obligations in respect of such Indebtedness and other obligations, in an aggregate principal amount at least equal to the then outstanding aggregate principal amount of the Facilities (including any refinancings, refundings, renewals or extensions thereof that do not increase the principal amount thereof) plus $500,000,000, (ii) Swap Agreements with any lender or affiliate thereof, and any Guarantee Obligations in respect of such Swap Agreements, (iii) Cash Management Agreements (as defined in the Guarantee and Collateral Agreement) with any lender or affiliate thereof, and any Guarantee Obligations in respect of such Cash Management Agreements), and (iv) Specified Letters of Credit (as defined in the Guarantee and Collateral Agreement) issued by any lender or affiliate thereof, and any Guarantee Obligations in respect of such Specified Letters of Credit.

        7.15    Clauses Restricting Subsidiary Distributions.    Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for the following: (i) such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (iii) any encumbrances or restrictions arising from any applicable law, rule, regulation or order or any other agreement in effect or entered into at the Closing Date; (iv) any encumbrances or restrictions imposed by reason of customary provisions contained in leases, licenses, joint ventures agreements and similar agreements entered into in the ordinary course of business; (v) any encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited by this Agreement; (vi) any restrictions with respect to a Foreign Subsidiary (and the Subsidiaries thereof) contained in agreements permitted by Section 7.2 related to such Foreign Subsidiary; (vii) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business; (viii) any restrictions in a contractual obligation Incurred in the ordinary course of business and on customary terms which prohibit transfer of asserts subject of the applicable contractual obligation; (ix) restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties; and (x) any restrictions contained in agreements related to Indebtedness permitted by Section 7.2 (provided that no such agreement shall be more restrictive, in any material respect, than this Agreement with respect to any transaction described in clause (a), (b) or (c) above).

        7.16    Lines of Business.    (a) Enter into any business, either directly or through any Subsidiary, except for those businesses that are of the same general type in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or incidental thereto, (b) in the case of ADA Funding, (i) enter into any business or engage in any activity, other than those businesses and activities in which it is engaged on the date of this Agreement, or (ii) own any property, other than those properties that it owns on the date of this Agreement, (c) in the case of K-M Insurance, enter into any business or engage in any activity, other than those insurance-related businesses and activities in which it is engaged on the date of this Agreement, and (d) in the case of Kerr-McGee Foundation, enter into any business or engage in any activity, other than those businesses and activities related to making charitable contributions in which it is engaged on the date of this Agreement.

        7.17    Designation of Restricted Subsidiaries.    Designate any Subsidiary as a "Restricted Subsidiary" under (and as defined in) any of the Existing Indentures.

SECTION 8. EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

          (a)   the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, and such failure remains unremedied for (i) in the case of fees and interest payable under Section 2.8, 2.10, 2.11, 2.14, 3.3(a), five Business Days after such fees or interest become due, and (ii) in the case of any other fees, interest or amounts, ten Business Days after the day on which written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or Issuing Lender; or

          (b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate delivered pursuant to Section 6.2(b) or 6.12(c) shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c)   any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7; or

          (d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders referencing this Section 8(d); or

          (e)   any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, unless waived or cured as provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, any applicable grace period having expired; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions (without duplication as to the same item of Indebtedness) of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $100,000,000; or

          (f)    (i) any Group Member (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than any Immaterial Subsidiary) shall take any corporation or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than any Immaterial Subsidiary) shall not, or shall be unable to, or shall admit in writing its inability to, generally pay its debts as they become due; or

          (g)   (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall Incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h)   one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i)    any of the Security Documents covering a material portion of the Collateral shall cease, for any reason, to be in full force and effect (unless released by the Collateral Agent at the direction of the Administrative Agent and the Required Lenders or all Lenders (to the extent required by subsection 10.1) or as otherwise permitted by this Agreement or the other Loan Documents), or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents covering a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall fail, for any reason, to be in full force and effect in any material respect or any Loan Party shall so assert in writing; or

          (k)   (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (iii) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of Kerr-McGee Worldwide; or (iv) a Specified Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

        9.1    Appointment.    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, as applicable, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

        9.2    Delegation of Duties.    The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        9.3    Exculpatory Provisions.    Neither any Agent, any Arranger nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents and Arrangers shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

        9.4    Reliance by Agents.    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        9.5    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        9.6    Non-Reliance on Agents, Arrangers and Other Lenders.    Each Lender expressly acknowledges that neither the Agents, the Arrangers nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent or Arranger hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent or Arranger to any Lender. Each Lender represents to the Agents and Arrangers that it has, independently and without reliance upon any Agent, any Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, any Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        9.7    Indemnification.    The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

        9.8    Agent in Its Individual Capacity.    Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

        9.9    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

        9.10    Documentation Agents, Syndication Agent, Collateral Agent and Arrangers.    Neither the Documentation Agents, the Syndication Agent, the Collateral Agent nor any Arranger shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

        10.1    Amendments and Waivers.    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

          (i)    reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of, or reduce the amount of, any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment, Tranche B Term Commitment or Tranche X Term Commitment, in each case without the written consent of each Lender directly affected thereby;

          (ii)   eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;

          (iii)  reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;

          (iv)  amend, modify or waive any provision of Section 2.11 in a manner affecting the application of any mandatory prepayments, or any provision of Section 2.17, without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby;

          (v)   reduce the percentages specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

          (vi)  reduce the percentages set forth in Section 6.10(a) or (b), or delay the period by which the Borrower must comply with Section 6.9, 6.10(a) or 6.10(b), without the written consent of the Supermajority Lenders;

          (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent;

          (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of each Swingline Lender adversely affected thereby;

          (ix)  amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender adversely affected thereby;

          (x)   amend, modify or waive any provision of Section 8, 9 or 10 of the Guarantee and Collateral Agreement without the written consent of the Collateral Agent; or

          (xi)  amend, modify or waive any provision of Section 7.5(b) or (c) of the Guarantee and Collateral Agreement without the written consent of each Lender adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

        Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

        In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche B Term Loans ("Refinanced Term Loans") with a replacement "B" term loan tranche hereunder ("Replacement Term Loans"), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced

Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing.

        10.2    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy and, in the case of the Administrative Agent, by email in a pdf attachment), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or email notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	123 Robert S. Kerr Avenue Oklahoma City, OK 73102 Attention: Ron McCauley Telecopy: (405) 270-3852 Telephone: (405) 270-2365
Administrative Agent and Collateral Agent:
JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, Texas 77002
Attention: Rosemarie Salvacion
Telecopy: (713) 427-6307
Telephone: (713) 750-2501
E-mail: rosemarie.l.salvacion@jpmchase.com
with a copy to:	JPMorgan Chase Bank, N.A. 600 Travis St. 20th floor Houston, Texas 77002 Attention: Peter M. Licalzi Telecopy: (713) 216-4117 Telephone: (713) 216-8869 E-mail: peter.licalzi@jpmorgan.com provided that any notice, request or demand to or upon the Borrower, the Administrative Agent or the Lenders shall not be effective until received.

        Notices and other communications to the Agents and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        10.3    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of any party hereto or under the other Loan Documents, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.4    Survival of Representations and Warranties.    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

        10.5    Payment of Expenses and Taxes.    The Borrower agrees (a) to pay or reimburse each Agent and Arranger for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, the consummation and administration of the transactions contemplated hereby and thereby, and the preservation of any rights under this Agreement, the other Loan documents and any such other documents, including the reasonable fees and disbursements of counsel to the Agents and Arrangers and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including all such expenses incurred during any workout, restructuring or negotiations in respect thereof and including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to each Agent and Arranger, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Agent and each Arranger and their respective officers, directors, employees, affiliates, agents, trustees, fund advisors and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member, any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by any Group Member, or any Environmental Liability related in any way to any Group Member, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, but subject to the proviso of the immediately preceding sentence and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower, at its address set forth in Section 10.2, or to such other address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

        10.6    Successors and Assigns; Participations and Assignments.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

        (b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

          (A)  the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;

          (B)  the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

          (C)  in the case of an assignment of all or any portion of a Revolving Commitment or a Revolving Loan, each Issuing Lender (such consent not to be unreasonably withheld or delayed).

          (ii)   Assignments shall be subject to the following additional conditions:

          (A)  except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of each of the Tranche B Term Facility and the Tranche X Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

          (B)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assigning Lender and/or the Assignee; and

          (C)  the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

          For the purposes of this Section 10.6, "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

          (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agents, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (vi)  Any Assignee that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Assignee complies with Section 2.19(e). In no event shall an Assignee be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive as of the date of the assignment with respect to any Loan, Commitment or L/C Obligation (or portion of any thereof) sold to such Assignee (other than as a result of an adoption of or change in any Requirement of Law occurring after the date of the assignment).

        (c)   (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

          (ii)   A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Sections 2.19(e) and 2.19(f).

        (d)   Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

        (e)   The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

        10.7    Adjustments; Set-off.    (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)   In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing under Section 8(a) or 8(f), each Lender (and each affiliate of any Lender) shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, such Lender's affiliates or any branch or agency of any thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender (or such Lender's affiliate), provided that the failure to give such notice shall not affect the validity of such setoff and application.

        10.8    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this

Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

        10.9    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.10    Integration.    This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        10.11    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        10.12    Submission To Jurisdiction; Waivers.    Each party hereto hereby irrevocably and unconditionally:

          (a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        10.13    Acknowledgements.    Each party hereto hereby acknowledges that:

          (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b)   neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

        10.14    Releases of Guarantees and Liens.    (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

        (b)   At such time as the Loans, the Reimbursement Obligations and the other non-contingent obligations then due and payable under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

        10.15    Confidentiality.    Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any other Agent, any other Lender or any affiliate (subject, in the case of such disclosure to any affiliate of an Agent or Lender, to the applicable Agent or Lender being responsible for compliance by such affiliate with the provisions of this Section), (b) subject to an agreement to comply with the provisions of this Section, to any pledgee under Section 10.6(d), any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (i) with the prior written consent of the Borrower or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

        10.16    WAIVERS OF JURY TRIAL.    THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        10.17    Delivery of Addenda.    Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

        10.18    USA Patriot Act Notice.    Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        10.19    Disposition of Proceeds.    The Mortgages contain an assignment by the applicable Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties named therein of all of such Loan Party's interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Properties. The Mortgages further provide in general for the application in accordance with the Guarantee and Collateral Agreement of such proceeds to the satisfaction of the Secured Obligations referred to therein. Notwithstanding the assignment contained in the Mortgages, until the occurrence of an Event of Default, (a) the Collateral Agent, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Collateral Agent, the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Collateral Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

        10.20    Credit-Supported Swap Agreements.    By its execution and delivery of this Agreement, each Lender agrees that it shall (and it shall cause its affiliates, as applicable, to) negotiate in good faith the amendments described in Section 6.14 to each Swap Agreement that it provides to any Group Member and, until such amendments become effective, such Swap Agreements shall be deemed to be Credit-Supported Swap Agreements and, as such, shall not be guaranteed or secured pursuant to the Guarantee and Collateral Agreement.

        10.21    Permitted Transactions.    Notwithstanding anything in this Agreement to the contrary, no covenant or other provision in this Agreement shall restrict any of the following:

          (a)   the consummation of the Transaction; or

          (b)   the proposed initial public offering and spin-off of the Chemicals Business (the "Chemicals IPO and Spin-Off"), substantially in accordance with the description thereof set forth on Schedule 10.21, with such changes thereto as the Administrative Agent may approve (such approval not to be unreasonably withheld), provided that the spin-off may not be consummated unless the sum of the following amounts is at least $800,000,000 (the "Minimum Chemicals Prepayment"):

            (i)    the Net Cash Proceeds from the issuance or sale of Capital Stock of a member of the Chemicals Group in connection with the Chemicals IPO and Spin-Off,

            (ii)   the Net Cash Proceeds of any Indebtedness Incurred by a member of the Chemicals Group in connection with the Chemicals IPO and Spin-Off (other than any such Net Cash Proceeds of any Indebtedness Incurred under any revolving credit facility established for the purpose of providing working capital to the Chemicals Group) and

            (iii)  the amount of the Available Amount (without giving effect to clause (b)(iii) thereof) that has been applied to prepay the Term Loans pursuant to Section 2.10 on or before such spin-off.

Notwithstanding anything in this Agreement to the contrary, (x) prepayments of the Loans shall be required to be made in accordance with Section 2.11 in an amount equal to 100% of the Net Cash Proceeds described in clauses (b)(i) and (b(ii) above, (y) the Chemicals IPO and Spin-Off shall be deemed not to have utilized any of the baskets provided for in Section 7 and (z) upon the consummation of the Chemicals IPO, (1) each Person in the Chemicals Group shall automatically be released from its obligations under the Guarantee and Collateral Agreement and (2) each Person in the Chemicals Group shall be deemed to be an Unrestricted Subsidiary.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KERR-MCGEE CORPORATION
By:	/s/ ROBERT M. WOHLEBER Name: Robert M. Wohleber Title: Senior Vice President and CFO
JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Collateral Agent and as a Lender
By:	/s/ GARY L. SPEVACK Name: Gary L. Spevack Title: Vice President
LEHMAN COMMERCIAL PAPER INC., as Syndication Agent and as a Lender
By:	/s/ FRANK P. TURNER Name: Frank P. Turner Title: Vice President
THE ROYAL BANK OF SCOTLAND PLC, as a Documentation Agent and as a Lender
By:	/s/ PATRICIA DUNDEE Name: Patricia Dundee Title: Senior Vice President
ABN AMRO BANK N.V., as a Documentation Agent and as a Lender
By:	/s/ J.A. CONN Name: J.A. Conn Title: Managing Director
By:	/s/ FRANK R. RUSSO, JR. Name: Frank R. Russo Title: Director

BANK OF AMERICA, N.A., as a Documentation Agent and as a Lender
By:	/s/ ZEWDITU MENELIK Name: Zewditu Menelik Title: Vice President
CALYON NEW YORK BRANCH, as a Documentation Agent and as a Lender
By:	/s/ OLIVER AUDEMARD Name: Oliver Audemard Title: Managing Director
By:	/s/ PHILIPPE SOUSTRA Name: Philippe Soustra Title: Executive Vice President
CITICORP NORTH AMERICA, INC., as a Documentation Agent and as a Lender
By:	/s/ SIMON D. WALKER Name: Simon D. Walker Title: Director

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